UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PERRIGO COMPANY PLC

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NOTICE OF 2020 ANNUAL GENERAL MEETING

Wednesday, May 6, 2020

11:00 a.m. (IST)

The 2020 Annual General Meeting (the “AGM”) of Shareholders of Perrigo Company plc (“the Company” or “Perrigo”) will be held on Wednesday, May 6, 2020 at 11:00 a.m. (IST) at The Westin Dublin, College Green, Westmoreland Street, Dublin 2, Ireland, The Tanner Room, to:

1.	Elect, by separate resolutions, nine director nominees to serve until the 2021 Annual General Meeting of Shareholders;
2.

Ratify, in a non-binding advisory vote, the appointment of Ernst & Young LLP as the Company’s independent auditor, and authorize, in a binding vote, the Board of Directors, acting through the Audit Committee, to fix the remuneration of the auditor;

3.	Provide advisory approval of the Company’s executive compensation;
4.	Renew the Board’s authority to issue shares under Irish law;
5.	Renew the Board’s authority to opt-out of statutory pre-emption rights under Irish law; and
6.	Transact any other business that may properly come before the meeting.

Proposals 1 – 4 are ordinary resolutions requiring the approval of a simple majority of the votes cast at the meeting. Proposal 5 is a special resolution requiring the approval of not less than 75% of the votes cast. All proposals are more fully described in this Proxy Statement.

In addition to the above proposals, the business of the AGM shall include the consideration of the Company’s Irish Statutory Financial Statements for the fiscal year ended December 31, 2019, along with the related directors’ and auditor’s reports and a review of the Company’s affairs.

If you plan on attending the meeting, you may obtain admission tickets at the registration desk immediately prior to the meeting. Shareholders whose shares are registered in the name of a broker, bank or other nominee should bring proof or certificate of ownership to the meeting.

While all shareholders are invited to attend the meeting, only shareholders of record on March 9, 2020 may vote on the matters to be acted upon at the meeting.

Your vote is important. Please consider the issues presented in this Proxy Statement and vote your shares as soon as possible. To do so, you should promptly sign, date and return the enclosed proxy card or proxy voting instruction form or vote by telephone or Internet following the instructions on the proxy card or instruction form.

A shareholder entitled to attend and vote at the AGM is entitled, using the form provided (or the form in section 184 of the Irish Companies Act 2014), to appoint one or more proxies to attend, speak and vote instead of him or her at the AGM. A proxy need not be a shareholder of record.

By order of the Board of Directors

Todd W. Kingma

Executive Vice President, General Counsel

and Company Secretary

March 27, 2020

We are once again pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet. This e-proxy process expedites shareholders’ receipt of proxy materials while reducing the costs and the environmental impact of our annual meeting. On or about March 27, 2020, we mailed to our beneficial owners and consenting shareholders of record a notice of internet availability of proxy materials containing instructions on how to access our proxy statement and Annual Report and how to vote online. All other shareholders will receive a paper copy of the proxy statement, proxy card and Annual Report by mail unless otherwise notified by us or our transfer agent. The notice of internet availability contains instructions on how you can (i) receive a paper copy of the proxy statement, proxy card and Annual Report if you only received a notice by mail or (ii) elect to receive your proxy statement and Annual Report over the Internet if you received them by mail this year.

This Proxy Statement, the Annual Report on Form 10-K and Irish Statutory Financial Statements for the fiscal year ended December 31, 2019, are available at

http://www.viewproxy.com/perrigo/2020.

Perrigo Company plc

Proxy Statement

Table of Contents

Page

Proxy Summary	ii

Corporate Governance	1

Board of Directors and Committees	6

Certain Relationships and Related-Party Transactions	9

Director Compensation	10

Ownership of Perrigo Ordinary Shares	11

Delinquent Section 16(a) Reports	13

Executive Compensation	14

Potential Payments Upon Termination or Change in Control	36

Remuneration Committee Report	43

Equity Compensation Plan Information	44

CEO Pay Ratio	44

Audit Committee Report	45

Proposals to be Voted on:

(1) Election of Directors	46

(2) Ratification of the appointment of Ernst & Young LLP as the independent auditor of the Company and the authorization to fix the remuneration of the auditor	52

(3) Advisory vote on the Company’s executive compensation	53

(4) Renew the Board’s authority to issue shares under Irish law	56

(5) Renew the Board’s authority to opt-out of statutory pre-emption rights under Irish law	57

Presentation of Irish Statutory Financial Statements	58

Annual Report on Form 10-K	58

Questions and Answers and Voting Information	59

Exhibit A	A-1

The proxy statement, form of proxy and voting instructions are being mailed to shareholders starting on or about March 27, 2020.

i

Proxy Summary

Here are highlights of important information you will find in this proxy statement. As this is only a summary, we encourage you to review the complete proxy statement before you vote.

Our Annual Meeting

Logistics

Date and Time May 6, 2020 at 11:00 a.m. (IST)	The Westin Dublin, College Green, Westmoreland Street, Dublin 2, Ireland, The Tanner Room
Record Date March 9, 2020	Shareholders on the close of business on the record date may vote on all matters.

Proposals

Resolutions Proposed for Shareholder Vote	Board Vote Recommendation	Page Reference for Additional Details
1. Election of directors	FOR each nominee	46
2. Ratify, in a non-binding advisory vote, the appointment of Ernst & Young LLP as the Company’s independent auditor, and authorize, in a binding vote, the Board of Directors, acting through the Audit Committee, to fix the remuneration of the auditor	FOR	52
3. Advisory vote on executive compensation	FOR	53
4. Renew the Board’s authority to issue shares under Irish law	FOR	56
5. Renew the Board’s authority to opt-out of statutory pre-emption rights under Irish law	FOR	57

Governance

•	Annual director elections
•	8 of 9 director nominees are independent
•	All committee members are independent
•	Board of Directors is diverse in gender, experience and skills
•	Regular Board refreshment
•	Independent directors regularly meet in executive session
•	Separate independent Chair and CEO roles
•	Annual Board and committee assessments
•	Robust stock ownership guidelines
•	Majority voting for directors
•	No shareholder rights plan
•	Board level risk oversight
•	Anti-hedging and anti-pledging policies
•	Regular shareholder engagement

Board Refreshment

•	Geoffrey M. Parker and Theodore R. Samuels were appointed to the Board in 2016, with Mr. Samuels beginning his service on January 4, 2017.
•	Bradley A. Alford, Rolf A. Classon, Adriana Karaboutis, and Jeffrey B. Kindler were appointed to the Board in 2017.
•	Erica L. Mann was appointed to the Board in 2019.
•	Average tenure: approximately 2.9 years as of the date of the AGM.

Executive Transition/Succession Planning

Raymond P. Silcock was appointed Executive Vice President and Chief Financial Officer in March 2019, following the announced separation of Ronald L. Winowiecki, who had served in that role since April 2017.

2019 Performance Update1

In fiscal year 2019, the Company made significant progress in the first year of its three-year transformation plan as management and the Board of Directors took decisive action in transforming Perrigo into a consumer Self-Care market leader.

•	Delivered consolidated reported net sales of $4.8 billion, reported operating income of $0.2 billion, and adjusted operating income of $0.8 billion.
•	Grew consolidated reported net sales by 2.2%, adjusted net sales by 6.1%[2] and adjusted organic net sales by 2.8%[3].

○	Consumer Self-Care International adjusted net sales grew 5.1%, while adjusted organic net sales grew 1.9%.
○	Consumer Self-Care Americas delivered adjusted net sales growth of 7.1%, while adjusted organic net sales grew 2.4%.
○	Prescription Pharmaceuticals reported net sales increased 5.1%.

•	Advanced the consumer self-care growth strategy with the acquisitions of:

○	Ranir Global Holdings, LLC, a leading global private label supplier of oral self-care products; and
○	The branded OTC rights to Prevacid®24HR, a well-established brand for the treatment of frequent heartburn.

[1]	See Exhibit A for reconciliation of Adjusted (non-GAAP) to Reported (GAAP).
[2]

All comparisons of adjusted net sales to a prior period are on a constant currency basis. This means that foreign currency sales recorded in 2019 are converted to U.S. dollars using the average exchange rate in effect during 2018. Adjusted net sales also excludes the exited animal health and infant foods businesses from CSCA in both periods and reverses certain product returns relating to the voluntary global market withdrawal of ranitidine in the third quarter of 2019 only.

[3]

Adjusted organic net sales growth excludes the 2019 acquisition of Ranir from CSCA and CSCI, as well as the exited animal health and infant foods businesses from CSCA in both periods, and reverses certain product returns relating to the voluntary global market withdrawal of ranitidine in the third quarter of 2019 from CSCA and CSCI. In addition, comparisons of adjusted organic net sales growth are made on a constant currency basis.

•	Reconfigured our portfolio by divesting the Animal Health business;
•

Achieved our base plan initiatives highlighted by more than $230 million in new product sales, growing our e-commerce sales by 50%, gaining market share in key categories, and improving customer service levels;

•	Invested in repeatable growth platforms through a centralized R&D team that identified more than 50 new initiatives with approximately $500 million in future pipeline potential;
•	Initiated a $100 million annualized cost savings program that is expected to generate approximately $30 million in net savings per year over the next three years;
•	Increased our dividend for the 16th consecutive year;
•

Announced the appointment of James E. Dillard III as EVP & Chief Scientific Officer; Mr. Dillard has a proven 31-year track record in regulated consumer and medical products, U.S. Food and Drug Administration (“FDA”) regulatory affairs and consumer product development;

•	Announced the appointment of Raymond P. Silcock as EVP & CFO; Mr. Silcock is a consumer-packaged goods veteran who has been instrumental in corporate transformations; and
•	Delivered 35.65% Total Shareholder Return (TSR) versus the S&P 500’s 31.48% TSR.

Compensation

Executive Compensation Principles

•

Perrigo’s executive compensation program is designed to attract, motivate and retain our executive leadership team, including our named executive officers, who are critical to Perrigo’s continued evolution and long-term success. We also aim to ensure that all of our employees’ pay is significantly performance-based (both on an individual and operational basis).

•	Highlights:

What We Do	What We Do Not Do
✓ Place a significant emphasis on variable, at-risk, performance-based pay	☒ Permit hedging or pledging of Perrigo stock ☒ Provide significant perquisites ☒ Reprice options ☒ Provide “single trigger” change in control cash severance benefits
✓ Directly align total reward with shareholder returns through long-term performance
✓ Include clawback provisions in our incentive agreements
✓ Have rigorous stock ownership guidelines
✓ Use an independent compensation consultant
✓ Conduct independent annual risk assessments

Program Design

•	Primary elements include base salary, annual incentive and long-term equity incentive compensation

•	A substantial portion (greater than 70%, on average) of our executive compensation is performance-based and at-risk (i.e. not guaranteed)
•	Compensation is weighted toward long-term equity awards rather than short-term cash compensation to further align the interests of executive leadership and our shareholders

2019 Compensation

•	For 2019, base salaries for all named executive officers (“NEO”) except the CEO, CFO, and CSO were increased at the same overall rates as our broader employee population—3%.
•	Perrigo’s performance in 2019 showed marked progress in our three year Self-Care transformation:

○	The Annual Incentive Plan paid out above target.
○	The 2019 tranche of ROTC performance-based equity compensation vested at 124% of target.
○	The 2017 ROTC-PSUs had a total three-year payout for the 2017-2019 ROTC PSUs at 99% of target shares (173% for 2017, 0% for 2018, 124% for 2019).

•

In 2019, named executive officers were granted annual long-term incentive plan (“LTIP”) awards allocated 50% to OI-PSUs that may be earned based on achievement of Adjusted Operating Income (“Adj. OI”) goals over three years, 20% to rTSR-PSUs that may be earned based on our relative total shareholder return (“rTSR”) performance versus peers over three years, and 30% to RSUs vesting over three years—meaning 70% of our Executives’ Long-Term compensation is at-risk and subject to performance hurdles in order to vest.

Questions and Answers and Voting Information

Please see the Questions and Answers and Voting Information section beginning on page 59 for important information about voting, the proxy materials, and deadlines for submitting shareholder proposals and director nominees for the 2021 Annual General Meeting of Shareholders. Additional questions may be directed to Perrigo Company plc, Attn: General Counsel, Sharp Building, Hogan Place, Dublin 2, D02 TY74, Ireland or GeneralMeeting@perrigo.com.

v

Corporate Governance

General

We manage our business under the direction of our Board of Directors. The Chief Executive Officer (“CEO”) is a member of, and reports directly to, our Board, and members of our executive management team regularly advise our Board on those business segments for which each executive has management responsibility. Our Board is kept informed through discussions with our CEO and other officers, by reviewing materials provided to them, by visiting our offices and by participating in Board and committee meetings.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that are available on our website (http://www.perrigo.com) under the heading Investors – Corporate Governance – Governance Guidelines. The Board may amend these guidelines from time to time. We will mail a copy of these guidelines to any shareholder upon written request to our Company Secretary, Todd W. Kingma, at Sharp Building, Hogan Place, Dublin 2, D02 TY74, Ireland or by email at GeneralMeeting@perrigo.com. As part of our ongoing commitment to corporate governance, we periodically review our corporate governance policies and practices for compliance with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of both the U.S. Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”).

Code of Conduct

Our Code of Conduct acknowledges that a reputation for ethical, moral and legal business conduct is one of Perrigo’s most valuable assets. In addition to acknowledging special ethical and legal obligations for financial reporting, the Code requires that our employees, officers and directors comply with laws and other legal requirements, adhere to our policies and procedures, avoid conflicts of interest, protect corporate opportunities and confidential information, conduct business in an honest and ethical manner and otherwise act with integrity and in Perrigo’s best interest. Our Code of Conduct is available on our website (http://www.perrigo.com) under the heading Investors – Corporate Governance – Code of Conduct, and we will promptly post any amendments to or waivers of the Code on our website. We will mail a copy of our Code of Conduct to any shareholder upon request to our Company Secretary, Todd W. Kingma, at Sharp Building, Hogan Place, Dublin 2, D02 TY74, Ireland, or at GeneralMeeting@perrigo.com.

Director Independence

Our Corporate Governance Guidelines provide that a substantial majority of our directors should meet NYSE independence requirements. A director will not be considered independent unless the Board of Directors determines that the director meets the NYSE independence requirements and has no relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Based on its most recent annual review of director independence, the Board of Directors has determined that eight of our current nine directors are independent, including Bradley A. Alford, Rolf A. Classon, Adriana Karaboutis, Jeffrey B. Kindler, Erica L. Mann, Donal O’Connor, Geoffrey M. Parker, and Theodore R. Samuels. Murray S. Kessler is not independent under these standards because he is currently serving as an officer of Perrigo.

In making its independence determination, the Board of Directors has broadly considered all relevant facts and circumstances and concluded that there are no material relationships that would impair these directors’ independence.

Board Oversight of Risk

While management is responsible for day-to-day risk management, the Board of Directors is responsible for the overall risk oversight, and the Audit Committee is responsible for the overall framework for the risk assessment and enterprise risk management process for the Company. The Board’s committees take the lead in discrete areas of risk oversight when appropriate. For example, the Audit Committee is primarily responsible for risk oversight relating to financial statements, the Remuneration Committee is primarily responsible for risk oversight relating to executive compensation and the Company’s compensation policies and practices, along with corporate culture and diversity, and the Nominating & Governance Committee is primarily responsible for risk oversight relating to corporate governance and cybersecurity, along with sustainability and environmental matters. These committees report to the Board of Directors on risk management matters.

Management periodically presents to the Board of Directors its view of the major risks facing the Company, which may include a dedicated “enterprise risk management” presentation. Matters such as risk appetite and management of risk are also discussed at this meeting. In addition, risk is regularly addressed in a wide range of Board discussions, including those related to segment or business unit activities, specific corporate functions (such as treasury, intellectual property, capital allocation and taxation matters), acquisitions, divestitures and consideration of other extraordinary transactions. As part of these discussions, our directors ask questions, offer insights and challenge management to continually improve its risk assessment and management. The Board has full access to management as well as the ability to engage advisors to assist the Board in its risk oversight role.

The following chart provides a summary overview of key areas of risk oversight for the Board and management.

Board of Directors

Oversees Major Risks

Strategic and Competitive – Financial – Brand and Reputational – Legal and Regulatory

Operational – Cybersecurity – Organizational Succession Planning

Management Key Risk Responsibilities
• Business units identify and manage business risks	• Central functions design risk framework, including setting boundaries and monitoring risk appetite	• Internal audit provides independent assurance on design and effectiveness of internal controls and governance practices

Board Leadership

Our governance documents provide the Board with flexibility to select the appropriate leadership structure for the Company. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s shareholders.

Our current leadership structure consists of a separate Chairman of the Board and Chief Executive Officer, and strong, active independent directors. The Board believes that the Company and its shareholders are well-served by this leadership structure at this time. In addition, having three independent Board Committees chaired by independent directors provides a formal structure for strong, independent oversight of the President and Chief Executive Officer and the rest of the Company’s management team.

Chairman of the Board

In April 2016, the Board of Directors decided to separate the roles of the Chairman of the Board and Chief Executive Officer. Consistent with that decision, in May 2018 and again in April 2019, the Board appointed Rolf A. Classon as Chairman of the Board. The role of the Chairman includes:

•	presiding at all Board meetings, including executive sessions of the independent directors;
•

serving as a liaison between the CEO and the independent directors, including being responsible for communicating with the CEO regarding CEO performance evaluations and providing feedback from the independent director sessions;

•	having the authority to call meetings of the independent directors; and
•	approving Board meeting agendas and schedules to assure there is sufficient time for discussion of all agenda items.

The Chairman is selected from those Perrigo directors who are independent and who have not been a former executive officer of Perrigo. The Chairman position is for an initial term of three years, subject to annual reviews by our Nominating & Governance Committee, annual re-election of that director at the intervening AGMs, and an annual appointment by the independent directors.

Shareholder Engagement

We believe that ongoing, transparent communication with our shareholders is critical to our long-term success. We have a robust shareholder engagement program, and we regularly communicate with our shareholders through a number of forums, including quarterly earnings presentations, investor conferences, securities filings, phone calls, correspondence, plant tours and individual meetings. During 2019, we engaged in meaningful dialogue with many of our top shareholders, as well as numerous other current and prospective shareholders, on topics such as our business performance and overall corporate strategy, capital allocation, industry and market trends, corporate governance, M&A strategy and executive compensation. Our shareholders have provided us with valuable feedback and external viewpoints that inform the way we think about our business and strategy, and we are committed to a continuing dialogue.

Anti-Hedging and Anti-Pledging Policies

Our insider trading policy prohibits executive officers and directors of the Company from trading in options, warrants, puts and calls or similar instruments on Company securities and holding Company securities in margin accounts, as well as from pledging Company securities as collateral for a loan. In addition, the policy prohibits Company directors and all employees, including executive officers, from selling Company securities “short”, engaging in “short sales against the box”, and entering into hedging or monetization transactions or similar arrangements with respect to Company securities.

Corporate Social Responsibility – Program Overview

Perrigo is committed to doing business in a socially, environmentally, and fiscally responsible manner. Our approach to Corporate Social Responsibility (“CSR”) is simple – it consists of a balance of our People, the Planet, and our Financial Performance. As a result of this approach, we have a long history of environmentally sound and efficient operations, safe and healthy working conditions, active engagement in the communities where we are located, and strong corporate governance. Our CSR Commitments include:

•	Society: To make lives better by bringing quality, affordable self-care products that consumers trust everywhere they are sold.
•	Governance: To provide strong corporate governance and continuously ensure trust with all stakeholders.
•	Environment: To be good stewards of the environment by continuously seeking to improve our environmental footprint and become more sustainable.
•	Employees: To provide a safe and healthy work environment and invest in our most important asset.
•	Diversity: To create an innovative workplace that acknowledges, embraces and values different backgrounds and unique perspectives.
•	Community: To continuously partner with and engage both the local and broader community to ensure Perrigo’s presence has a lasting positive effect.
•	Human Rights: To ensure our sites, suppliers and business partners operate under high ethical standards, and stop the spread of modern slavery and other forms of Human Rights abuse.

CSR HIGHLIGHTS

For more information regarding our CSR program, please visit our website and/or download our annual CSR report at https://www.perrigo.com/making-impact-consumers-markets-we-serve.

Political and Lobbying Activities and Expenditures

Given the nature and extent of political and lobbying activities by many companies, shareholders are often concerned about how boards oversee these types of activities and expenditures and desire disclosure of related policies and procedures to the extent the disclosure does not place the company at a competitive disadvantage. In this regard, we note that:

•	Perrigo does not regularly engage in political or lobbying activity and, historically, it has had limited, if any, expenditures associated with such activities.
•	As an Irish domiciled company, we are required to report any lobbying activity in Ireland, and we have not had to report any such activity in the last several years.
•	Our Code of Conduct, which is available on our website, states that Perrigo does not make political contributions.

However, our Nominating & Governance Committee and Board recently reviewed our governance policies and disclosures related to political and lobbying activities and adopted a written policy regarding political lobbying activities and expenditures that can be accessed on our website at: https://investor.perrigo.com/corporate-governance.

Board of Directors and Committees

Perrigo’s Board of Directors met 8 times during 2019. The Board of Directors has standing Audit, Remuneration and Nominating & Governance Committees, and there was a total of 21 committee meetings during 2019. Each director attended at least 75% of the regularly scheduled and special meetings of the Board and Board committees on which he or she served during 2019.

We encourage all of our directors to attend our annual general meetings, and all directors then serving participated in the AGM in 2019 except for one who was unavailable due to illness.

The Board has adopted a charter for each of the Audit, Remuneration and Nominating & Governance Committees that specifies the composition and responsibilities of each committee. Copies of the charters are available on our website (http://www.perrigo.com) under Investors – Corporate Governance – Committees and are available in print to shareholders upon request to our Company Secretary, Todd W. Kingma, Sharp Building, Hogan Place, Dublin 2, D02 TY74, Ireland, or GeneralMeeting@perrigo.com.

Audit Committee

During 2019, the Audit Committee met 8 times. Until April 26, 2019, the Audit Committee consisted of the following independent directors: Donal O’Connor (Chair), Laurie Brlas and Geoffrey M. Parker. Since that time the Audit Committee consisted of the following independent directors: Donal O’Connor (Chair), Geoffrey M. Parker and Theodore R. Samuels.

The Audit Committee monitors our accounting and financial reporting principles and policies and our internal controls and procedures. It is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm in the preparation and issuance of audit reports and related work, including the resolution of any disagreements between management and the independent registered public accounting firm regarding financial reporting. It is also responsible for overseeing the work of our internal audit function. Additional information on the committee and its activities is set forth in the Audit Committee Report on page 45.

The Board of Directors has determined that each member of the Audit Committee (1) meets the audit committee independence requirements of the NYSE listing standards and the rules and regulations of the SEC and (2) is able to read and understand fundamental financial statements, as required by the NYSE listing standards. The Board has also determined that Donal O’Connor, Geoffrey M. Parker and Theodore R. Samuels have the requisite attributes of an “audit committee financial expert” under the SEC’s rules and that such attributes were acquired through relevant education and work experience.

Remuneration Committee

During 2019, the Remuneration Committee (the “Committee”) met 9 times. Until April 26, 2019, the Remuneration Committee consisted of the following independent directors: Jeffrey B. Kindler (Chair), Bradley A. Alford and Theodore R. Samuels. Since that time the Remuneration Committee consists of the following independent directors: Jeffrey B. Kindler (Chair), Bradley A. Alford and Erica L. Mann.

The Remuneration Committee reviews and recommends to the Board compensation arrangements for the CEO and non-employee directors. It also reviews and approves the annual compensation for executive officers, including salaries, annual incentives, and long-term incentive compensation. The Remuneration Committee administers Perrigo’s annual incentive and long-term incentive plans. The Remuneration Committee also reviews and makes recommendations to the Board regarding corporate culture, diversity and inclusion initiatives.

The Remuneration Committee engaged Frederic W. Cook & Company, Inc. (“FW Cook”) as its independent consultant to provide independent, outside perspective and consulting services on Perrigo’s executive compensation and non-employee director programs. Additionally, FW Cook assists the Committee in considering and analyzing market practices, trends, and management’s compensation recommendations. Perrigo did not retain FW Cook to perform any other compensation-related or consulting services for the Company. Interactions between FW Cook and management were generally limited to discussions on behalf of the Committee or as required to compile information at the Committee’s direction. Based on these factors, its own evaluation of FW Cook’s independence pursuant to the requirements approved and adopted by the SEC and the NYSE, and information provided by FW Cook, the Committee has determined that the work performed by FW Cook did not raise any conflicts of interest.

Additional information regarding the processes and procedures of the Remuneration Committee is presented in the Compensation Discussion and Analysis, beginning on page 14.

Nominating & Governance Committee

During 2019, the Nominating & Governance Committee met 4 times. The Nominating & Governance Committee consisted of the following independent directors: Jeffrey C. Smith (Chair), Gary M. Cohen and Adriana Karaboutis until April 26, 2019, with Jeffrey C. Smith (Chair), Rolf A. Classon and Adriana Karaboutis serving until August 2019 when Mr. Smith resigned from the Board to focus on other opportunities. Since that time the Nominating & Governance Committee consists of Adriana Karaboutis (Chair, appointed in October 2019), Rolf A. Classon, and Theodore R. Samuels serving for the remainder of their term.

The Nominating & Governance Committee identifies and recommends to the Board qualified director nominees. This committee also develops and recommends to the Board the Corporate Governance Guidelines applicable to Perrigo, leads the Board in its annual review of Board performance and makes recommendations to the Board with respect to the assignment of individual directors to various committees as well as succession planning. The Nominating & Governance Committee also oversees and makes recommendations to the Board regarding Perrigo’s cybersecurity policies and practices as well as sustainability and environmental efforts.

Executive Sessions of Independent Directors

The independent members of the Board of Directors hold regularly scheduled meetings in executive session without management and also meet in executive session with the CEO on a regular basis.

Board and Committee Self-Assessments

The Board and the Audit, Remuneration and Nominating & Governance Committees have historically conducted annual self-assessments either through the use of extensive internal questionnaires or through third parties. Through this process, directors evaluate the composition, effectiveness, processes and skills of the Board and individual Committees and identify areas that merit further focus or consideration. The results of the assessments are reviewed and discussed by the Nominating & Governance Committee, which then reports to and leads a discussion with the full Board.

Shareholder Communications with Directors

Shareholders and other interested parties may communicate with any of our directors or with the independent directors as a group by writing to them in care of our Company Secretary, Todd W. Kingma, at Sharp Building, Hogan Place, Dublin 2, D02 TY74, Ireland. Relevant communications will be distributed to the appropriate directors depending on the facts and circumstances outlined in the communication. In accordance with the policy adopted by our independent directors, any communications that allege or report significant or material fiscal improprieties or complaints about internal accounting controls or other accounting or auditing matters will be immediately sent to the Chair of the Audit Committee and, after consultation with the Chair, may be sent to the other members of the Audit Committee. In addition, the Chairman of the Board will be advised promptly of any communications that allege misconduct on the part of Perrigo management or that raise legal or ethical concerns about Perrigo’s practices or compliance concerns about Perrigo’s policies. The General Counsel maintains a log of all such communications, which is available for review by any Board member upon his or her request.

Director Nominations

The Nominating & Governance Committee is responsible for screening and recommending candidates for service as a director and considering recommendations offered by shareholders in accordance with our Articles of Association. The Board as a whole is responsible for approving nominees. The Nominating & Governance Committee recommends individuals as director nominees based on various criteria, including their business and professional background, integrity, diversity, understanding of our business, demonstrated ability to make independent analytical inquiries and the willingness and ability to devote the necessary time to Board and committee duties. A director’s qualifications in meeting these criteria are considered at least each time the director is recommended for Board membership. Should a new director be needed to satisfy specific criteria or to fill a vacancy, the Nominating

& Governance Committee will initiate a search for potential director nominees, and it will seek input from other Board members, including the CEO and Chairman of the Board, senior management and any outside advisers retained to assist in identifying and evaluating candidates.

Shareholders may nominate candidates for consideration at an annual general meeting by following the process described in the Articles of Association and summarized in this proxy statement under “Voting Information – How do I submit a shareholder proposal or director nomination for the next AGM?”

Upon a change in a director’s job responsibility, including retirement, our Corporate Governance Guidelines require the director to tender his or her resignation from the Board. The Nominating & Governance Committee will consider the change in circumstance and make a recommendation to the Board to accept or reject the offer of resignation.

Proxy Access

In July 2017, upon the recommendation of our Board, our shareholders overwhelmingly approved amending our Articles of Association to implement proxy access. Proxy access allows eligible shareholders to include their own director nominees in Perrigo’s proxy materials along with the candidates nominated by the Board. This right is summarized in this proxy statement under “Voting Information – How do I use proxy access to nominate a director candidate for the next AGM?”

Board Refreshment

The Board is committed to thoughtful board refreshment and ongoing board succession planning. During 2016 and 2017, seven new independent directors were added to our Board. Mr. Kessler was appointed as a director upon his appointment as our President and CEO in October 2018. Erica Mann was appointed to the Board in 2019.

As of the date of the AGM, the average tenure of our non-employee directors will be approximately 2.9 years.

Stock Ownership

Under our Corporate Governance Guidelines, each director who is not a Perrigo employee is required to attain stock ownership at a level equal to six times his or her annual cash retainer. Non-employee directors are subject to the same definition of stock ownership and retention requirements as executive officers, the details of which are described in the Compensation Discussion and Analysis – Other Policies, Practices and Guidelines – Executive Stock Ownership Guidelines section, on page 27. All of our non-employee directors and named executive officers are in compliance with these guidelines, either by satisfying applicable ownership levels or complying with the retention requirements.

Certain Relationships and Related-Party Transactions

Our Code of Conduct precludes our directors, officers and employees from engaging in any type of activity, such as related-party transactions, that might create an actual or perceived conflict of interest. In addition, our Board of Directors adopted a Related-Party Transaction Policy that requires that all covered related-party transactions be approved or ratified by the Nominating & Governance Committee. Under that policy, each executive officer, director or director nominee must promptly notify the Chair of the Nominating & Governance Committee and our General Counsel in writing of any actual or prospective related-party transaction covered by the policy. The Nominating & Governance Committee, with input from our Legal Department, reviews the relevant facts and approves or disapproves the transaction. In reaching its decision, the Nominating & Governance Committee considers the factors outlined in the policy, a copy of which is available on our website (http://www.perrigo.com) under the heading Investors – Corporate Governance – Related-Party Transaction Policy.

In addition, on an annual basis, each director and executive officer completes a directors’ and officers’ questionnaire that requires disclosure of any transactions with Perrigo in which he or she, or any member of his or her immediate family, has a direct or indirect material interest in Perrigo. The Nominating & Governance Committee reviews the information provided in response to these questionnaires.

Based on its review of applicable materials, the Nominating & Governance Committee has determined that there are no transactions that require disclosure in this proxy statement.

Director Compensation

The Remuneration Committee reviews and makes a recommendation to the Board regarding non-employee director compensation. In determining the level and mix of compensation for non-employee directors, the Remuneration Committee considers peer and other market data, practices and trends as well as information and analyses provided by FW Cook, its independent consultant.

In 2019, all of our non-employee directors were paid an annual cash retainer, and a supplemental annual cash retainer was also paid to committee chairs, the Chairman, and non-chair committee members all as described below.

Chairman Annual Cash Retainer:	$150,000
(in lieu of director retainer)

Director Annual Cash Retainer	$75,000

Committee Member Retainer:
Audit	$12,500
Remuneration	$12,500
Nominating & Governance	$ 8,000

Committee Chair Retainer:
(in lieu of member retainer)
Audit	$25,000
Remuneration	$25,000
Nominating & Governance	$16,000

For 2019, our Chairman of the Board and other non-employee directors received annual equity awards in the form of restricted stock units having a value of approximately $375,000 and $300,000, respectively. These awards vest on the earlier of one year from the grant date or the date of the next AGM and are intended to directly link an element of director compensation to shareholders’ interests.

Directors who are Perrigo employees receive no compensation for their services as directors.

The following table summarizes the 2019 compensation of our non-employee directors who served during the year.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) [1]	Total ($)
Classon, Rolf A.	155,447	374,994	530,441

Brlas, Laurie (2)	27,868	0	27,868

Cohen, Gary M. (3)	26,435	0	26,435

O’Connor, Donal	100,000	299,976	399,976

Parker, Geoffrey M.	87,500	299,976	387,476

Samuels, Theodore R.	88,982	299,976	388,958

Smith, Jeffrey C. (4)	54,725	299,976	354,700

Alford, Bradley A.	87,500	299,976	387,476

Kindler, Jeffrey B.	100,000	299,976	399,976

Karaboutis, Adriana	84,507	299,976	384,483

Mann, Erica L.	59,572	299,976	359,548

1) Represents the grant date fair value of 6,054 service-based restricted stock units granted to each non-employee director on May 15, 2019 calculated in accordance with U.S. GAAP. As Chair of the Board, Mr. Classon received 7,568 service-based restricted stock units. The shares vest one year after the grant date. The grant date fair value is based on $49.55 per share, the closing price of Perrigo Company plc ordinary shares on the NYSE on the grant date. No other unvested stock awards were outstanding as of December 31, 2019.

2) Ms. Brlas left the Board on April 25, 2019.

3) Mr. Cohen left the Board on April 25, 2019.

4) Mr. Smith left the Board on August 7, 2019.

Ownership of Perrigo Ordinary Shares

Directors, Nominees and Executive Officers

The following table shows how many Perrigo ordinary shares the directors, nominees, and named executive officers, individually and collectively, beneficially owned as of March 9, 2020. The percent of class owned is based on 136,126,650 Perrigo ordinary shares outstanding as of that date. The named executive officers are the individuals listed in the Summary Compensation table on page 31.

Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a shareholder can vote or transfer and stock options and restricted stock units that are vested currently or become vested within 60 days. Except as otherwise noted, the shareholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them.

	Ordinary Shares Beneficially Owned	Shares Acquirable Within 60 Days of Record Date (1)	Total	Percent of Class

Directors
Bradley A. Alford	4,812	0	4,812	*
Rolf A. Classon	4,798	0	4,798	*
Adriana Karaboutis	4,281	0	4,281	*
Jeffrey B. Kindler	4,809	0	4,809	*
Donal O’Connor (2)	8,487	0	8,487	*
Geoffrey M. Parker (3)	10,943	0	10,943	*
Theodore R. Samuels (4)	19,854	0	19,854	*
Erica L. Mann	0	0
Murray S. Kessler	15,683	16,385	32,068	*

Named Executive Officers Other Than Directors
Ronald L. Winowiecki	6,952	26,151	33,103	*
Raymond P. Silcock	0	3,964	3,964	*
James E. Dillard III	2,956	2,326	5,282	*
Svend Andersen (5)	11,189	19,460	30,649	*
Jeffrey R. Needham	23,758	41,230	64,988	*

Directors and Executive Officers as a Group (19 Persons) (6)	189,579	274,107	463,686	0.3%

* Less than 1%.

1) Includes stock options that are exercisable within 60 days of the record date as well as restricted stock units that will vest within 60 days of the record date.

2) Shares owned include 1,198 shares in a retirement fund.

3) Shares owned include 150 shares in a revocable trust, of which Mr. Parker and his spouse are the trustees, and 5,500 shares in the Geoffrey Parker Roth IRA.

4) Shares owned include 11,618 shares in the Ted and Lori Samuels Family Trust, of which Mr. Samuels and his spouse are the trustees.

5) All 7,200 shares are owned indirectly via the Panel ApS, an entity wholly-owned by Mr. Andersen.

6) See footnotes 1 through 5. Includes directors and executive officers as of March 9, 2020.

Other Principal Shareholders

The following table shows all shareholders other than directors, nominees and named executive officers that we know to be beneficial owners of more than 5% of Perrigo’s ordinary shares. The percent of class owned is based on 136,126,650 Perrigo ordinary shares outstanding as of March 9, 2020.

Name and Address of Beneficial Owner	Ordinary Shares Beneficially Owned	Percent of Class
T. Rowe Price Associates, Inc. (1) 100 E. Pratt Street Baltimore, MD 21202	20,173,813	14.8%

The Vanguard Group (2) 100 Vanguard Blvd. Malvern, PA 19355	15,783,921	11.6%

BlackRock Inc. (3) 55 East 52nd Street New York, NY 10055	9,866,832	7.2%

1)

T. Rowe Price Associates, Inc. has sole voting power with respect to 8,033,015 of the shares and sole dispositive power with respect to 20,173,813 shares. This information is based on a Schedule 13G/A filed with the SEC on February 14, 2020.

2)

The Vanguard Group, Inc. has sole voting power with respect to 193,491 of the shares, shared voting power with respect to 43,604 of the shares, sole dispositive power with respect to 15,556,333 of the shares and shared dispositive power with respect to 227,588 shares. This information is based on a Schedule 13G/A filed with the SEC on February 12, 2020.

3)

BlackRock, Inc. has sole voting power with respect to 8,524,844 of the shares and sole dispositive power with respect to 9,866,832 shares. This information is based on a Schedule 13G/A filed with the SEC on February  5, 2020.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires that Perrigo’s executive officers, directors and 10% shareholders file reports of ownership and changes of ownership of Perrigo ordinary shares with the SEC. Based on a review of copies of these reports filed with the SEC and written representations from executive officers and directors, all filing requirements were met during 2019, such that there were no delinquent reports in 2019.

Executive Compensation

Compensation Discussion and Analysis

Introduction

In 2019, we introduced a new Self-Care Vision and Consumer focus that leverages both our core competencies and shifting consumer preferences towards self-care, setting a solid framework for future growth in the global self-care market. While this is a three-year transformational plan, our management and Board of Directors made significant progress in year one by taking decisive action against the strategy to reconfigure our product portfolio, deliver on our base plan, increase productivity, allocate capital and deliver consistent and sustainable results in line with consumer-packaged good peers. 2019 highlights include:

2019 Performance4

•	Delivered consolidated reported net sales of $4.8 billion, reported operating income of $0.2 billion and adjusted operating income of $0.8 billion.
•	Grew consolidated reported net sales by 2.2%, adjusted net sales by 6.1%[5] and adjusted organic net sales by 2.8%[6].
○	Consumer Self-Care International adjusted net sales grew 5.1%, while adjusted organic net sales grew 1.9%.
○	Consumer Self-Care Americas delivered adjusted net sales growth of 7.1%, while adjusted organic net sales grew 2.4%.
○	Prescription Pharmaceuticals reported net sales increased 5.1%.
•	Advanced the consumer self-care growth strategy with the acquisitions of:
○	Ranir Global Holdings, LLC, a leading global private label supplier of oral self-care products; and
○	The branded OTC rights to Prevacid®24HR, a well-established brand for the treatment of frequent heartburn.
•	Reconfigured our portfolio by divesting the Animal Health business.
•

Achieved our base plan initiatives highlighted by more than $230 million in new product sales, growing our e-commerce sales by 50%, gaining market share in key categories, and improving customer service levels;

•	Invested in repeatable growth platforms through a centralized R&D team that identified more than 50 new initiatives with approximately $500 million in future pipeline potential;

[4]	See Exhibit A for reconciliation of Adjusted (non-GAAP) to Reported (GAAP).
[5]

All comparisons of adjusted net sales to a prior period are on a constant currency basis. This means that foreign currency sales recorded in 2019 are converted to U.S dollars using the average exchange rate in effect during 2018. Adjusted net sales also excludes the exited animal health and infant foods businesses from CSCA in both periods and reverses certain product returns relating to the voluntary global market withdrawal of ranitidine in the third quarter of 2019 only.

[6]

Adjusted organic net sales growth excludes the 2019 acquisition of Ranir from CSCA and CSCI, as well as the exited animal health and infant foods businesses from CSCA in both periods, and reverses certain product returns relating to the voluntary global market withdrawal of ranitidine in the third quarter of 2019 from CSCA and CSCI. In addition, comparisons of adjusted organic net sales growth are made on a constant currency basis.

•	Initiated a $100 million annualized cost savings program that is expected to generate approximately $30 million in net savings per year over the next three years;
•	Increased our dividend for the 16th consecutive year;
•

Announced the appointment of James E. Dillard III as EVP & Chief Scientific Officer; Mr. Dillard has a proven 31-year track record in regulated consumer and medical products, FDA regulatory affairs and consumer product development;

•	Announced the appointment of Raymond Silcock as EVP & CFO; Mr. Silcock is a consumer-packaged goods veteran who has been instrumental in corporate transformations; and
•	Delivered 35.65% TSR versus the S&P 500’s 31.48% TSR.

Our Named Executive Officers for 2019

In March 2019, the Board appointed Raymond P. Silcock as Chief Financial Officer, following the announced separation of Ronald L. Winowiecki, who had served in that role since April 2017.

Perrigo’s named executive officers (“NEO”) for 2019 were:

Named Executive Officer	Position

Murray S. Kessler	President and Chief Executive Officer

Raymond P. Silcock*	Executive Vice President and Chief Financial Officer

Svend Andersen	Executive Vice President and President, Consumer Healthcare International

James E. Dillard III	Executive Vice President and Chief Scientific Officer

Jeffrey R. Needham	Executive Vice President and President, Consumer Healthcare Americas

Ronald L. Winowiecki*	Former Executive Vice President and Chief Financial Officer

*	In March 2019, the Board appointed Raymond P. Silcock as Chief Financial Officer following the announced separation of Ronald L. Winowiecki, who had served in that role since April 2017.

This Compensation Discussion and Analysis provides information about our executive compensation program, the factors that were considered in making compensation decisions for our NEOs and how we have modified our programs to meet Perrigo’s needs for the future.

Executive Summary

2019 Year in Review

In 2019, our management team worked aggressively to support and implement our new self-care/consumer focused strategy. We acquired Ranir, a $750m business, to further drive Perrigo’s consumer-focused strategy. We increased year-over-year Adjusted Net Sales growth, Adjusted Operating Income, OTC Market Share, and customer service levels.

2019 Say-on-Pay Voting Results

At the 2019 AGM, our shareholders strongly supported our executive compensation, with over 90% of the votes cast voting in favor of the say-on-pay proposal. The Committee considered our shareholders support of our compensation programs in its evaluation of our compensation policies and program design for fiscal 2019. While changes were made to the program design to better support our business strategy, none of these changes was specifically in response to the results of the say-on-pay proposal. We continue to actively listen to our shareholders and take action in responding to their valuable input. Further, we continue to engage with shareholders on a regular basis in order to maintain an open line of communication on executive compensation issues.

Best Compensation Governance and Practices

Our executive compensation program continues to be grounded in the following policies and practices, promoting sound compensation governance, enhancing alignment of our pay-for-performance philosophy and furthering our NEOs’ interests with those of our shareholders:

What We Do	What We Do Not Do
✓ Place a significant emphasis on variable, performance-based, and at-risk pay

☒  Permit hedging or pledging of Perrigo stock

☒  Provide significant perquisites

☒  Reprice options (with, or without, shareholder approval)

☒  Provide “single trigger” change in control cash severance benefits or equity acceleration

✓ Directly align total compensation design and outcomes with our strategic initiatives and shareholder returns through long-term corporate, financial, share price performance and dividends
✓ Include clawback provisions in our incentive agreements
✓ Have rigorous stock ownership guidelines
✓ Use an independent compensation consultant
✓ Conduct annual risk assessments

2019 Compensation Decisions

The Committee’s key compensation decisions, based on the Company’s results in 2019, were aligned with actual performance in the year:

Program Element	Committee Decisions
Annual Base Salary	Based on the Committee’s review of the compensation market data and assessment of individual performance in the prior year, as well as Perrigo’s business priorities and strategy, all executive officers received an increase in base pay for 2019 that was in line with all other global employees, except our current CEO, Murray S. Kessler, our newly hired CFO, Raymond P. Silcock, and our newly hired CSO, James E. Dillard III, whose base pay amounts were outlined in their offer letters or employment agreements upon hire.

Annual Incentive Plan (AIP)	The then-serving NEOs received annual incentive awards based on corporate, segment, and individual performance under the AIP, which ranged from 107% to 121% of target.

Long-Term Incentive Plan (LTIP)	In 2019, all of the then-serving named executive officers were granted annual LTIP awards, which were allocated 50% to Performance-Based Restricted Stock Units (“PSUs”) that may be earned based on achievement of Adjusted Operating Income (“Adj. OI”) goals over three years, 20% to PSUs that may be earned based on our Relative Total Shareholder Return (“rTSR”) performance versus peers over three years, and 30% to Service-Based Restrict Stock Units (“RSUs”) vesting over three years.

What Guides Our Executive Compensation Program

Our Executive Compensation Principles

Perrigo’s executive compensation program is designed to attract, motivate and retain our entire executive team, including our named executive offers, who are critical to the execution of Perrigo’s Self-Care strategy and the long-term success of the company. Perrigo’s executive compensation program reflects our core principles:

•

Pay is linked to performance: A significant portion of total compensation should be variable, performance-based (“at-risk”), and linked to the attainment of specific, measurable objectives, including our strategic and transformation plan.

•

Pay opportunities are market-competitive: Compensation opportunities and program design should attract, motivate, and retain highly-qualified executives who can executive our strategies and are focused on the long-term best interests of our shareholders.

•

Pay is shareholder-aligned: Compensation should be provided through multiple pay elements (base salaries, annual and long-term incentives) designed to drive sustainable business performance, build a strong internal culture of company ownership, and create long-term value for all our shareholders.

The core elements of our executive compensation program are summarized in the table below.

Element	Form	What It Does
Base Salary	Cash (Fixed)	Provides a competitive rate of fixed compensation relative to similar positions in pharmaceutical industry and consumer-goods peer companies that enables us to attract and retain critical executive talent.

AIP	Cash (Variable)	Focuses executives on achieving measurable, annual financial and operational goals that drive long-term, sustainable shareholder value.

LTIP	Equity (Variable)	Provides incentives for executives to execute on long-term financial/strategic growth goals that drive shareholder value creation and support our long-range talent development and retention strategy.

The charts below show the target compensation of our current CEO in 2019 and our other NEOs for fiscal 2019. These charts illustrate that a majority of NEO compensation is performance-based and variable (89% for our CEO and an average of 74% for our other NEOs). The weighting of these pay elements is consistent with the market and best practices and puts a large majority of the NEOs’ total direct compensation at risk if performance goals are not achieved or if Perrigo performance declines.

The Decision-Making Process

The Role of the Remuneration Committee. The Committee, which is composed entirely of independent directors, oversees our executive compensation program. The Committee works very closely with FW Cook, its independent executive remuneration consultant, and management to examine the efficacy of Perrigo’s executive compensation program throughout the year. Details of the Committee’s authority and responsibilities are specified in the Committee’s charter, which may be accessed at http://perrigo.investorroom.com/corporate-governance.

Each year, the Committee reviews and approves the elements of compensation for all executive officers, including the named executive officers. The Committee submits its recommendations regarding the CEO’s compensation to the independent directors of the Board for approval.

To assist it in making compensation decisions, the Committee annually reviews comprehensive historical, current and projected data on the total compensation and benefits package for each of our named executive officers. As needed, additional analyses for various termination events are provided (including terminations with and without cause and for death, disability, retirement or following a change of control) so that the Committee can consider and understand the nature and magnitude of potential payouts and obligations under the various circumstances. The information is prepared by management and reviewed by FW Cook, generally containing data that are substantially similar to that contained in the tables presented below.

The Role of Management. The CEO makes recommendations to the Committee regarding the compensation of all other executive officers for the Committee’s approval. The CEO does not participate in the deliberations of the Committee regarding his own compensation. Management is responsible for implementing the executive compensation program as approved by the Committee and the Board.

The Role of the Independent Consultant. For 2019, the Committee continued to engage FW Cook as its independent remuneration consultant to provide advice on various aspects of our executive and non-employee director compensation programs. Other than the support that it provided to the Committee, FW Cook provided no other services to the Company or Perrigo management.

The Role of Market Comparison Data. The Committee uses information provided by FW Cook regarding the compensation practices of select companies (the “Peer Group”) as one of the factors in evaluating both the structure of our executive compensation program and target levels of compensation. Management also periodically reviews survey data from Mercer Human Resource Consulting, Willis Towers Watson, Aon Hewitt, the Korn Ferry Hay Group, and others regarding the market positioning for base salary, annual, and long-term incentive target levels for all employees, including executives. The Committee considers this information, together with the factors described under “Our Executive Compensation Principles”, on page 17, in determining executive compensation.

For fiscal 2019, the Committee undertook a review of the Peer Group. The Committee continued to focus on comparably sized pharmaceutical and consumer goods companies, taking into account continued consolidation in the pharmaceutical industry, as well as Perrigo’s developing strategy and business focus. With the assistance of its independent consultant and management, the Committee considered additions and deletions to the existing Peer Group, and approved the below Peer Group for fiscal 2019 pay decisions. The 2019 Peer Group consisted of 16 publicly-traded companies that were similarly sized with comparable customer and/or strategic business profiles:

Baxter International Inc.	Church & Dwight Co., Inc.	Conagra Brands, Inc.
The Clorox Company	Endo International plc	Henry Schein, Inc.
Jazz Pharmaceuticals plc	Mallinckrodt plc	Mylan N.V.
Patterson Companies, Inc.	Prestige Brands Holdings, Inc.	Reckitt Benckiser Group plc
Shire plc	Spectrum Brands Holdings, Inc.	TreeHouse Foods, Inc.
Zoetis Inc.

After our Board approved our refocused consumer Self-Care strategy as outlined by our CEO in May 2019, the Committee reviewed the 2019 Peer Group with the goal of ensuring that it aligned with our stated transformational strategy. The Committee focused on comparably sized consumer goods companies, taking into account the evolved Self-Care consumer strategy and core business focus. The new 2020 Peer Group consists of 14 publicly-traded companies that are similarly sized with comparable customer and/or strategic business profiles:

Church & Dwight Co., Inc.	Clorox	Colgate-Palmolive

Edgewater Personal Care	Este Lauder	Helen of Troy

Kimberly-Clark	Nu Skin Enterprises	Post Holdings

Prestige Consumer Healthcare, Inc.	Reckitt Benckiser Group plc	Revlon

Spectrum Brands Holdings, Inc.	TreeHouse Foods, Inc.

In establishing compensation levels for the named executive officers, the Committee does not focus exclusively on market comparison data for positions with comparable responsibilities. Instead, that market data is one of many contributing factors and reference points that the Committee uses when determining appropriate compensation levels for each element of our program (salary, annual, and long-term incentives) and for the combined sum of these elements. Although Perrigo does not specifically target a stated pay percentile objective, the Committee considers the 50th percentile of market data to be a salient indication of what is competitive in the market.

In addition to market comparison data, the Committee also considers an individual’s competencies, experience, and performance against measurable objectives; Company and division financial performance; and the aggregate cost to Perrigo. Ultimately, consideration of market comparison data in setting compensation levels is intended to ensure that our compensation practices are competitive in terms of attracting, motivating, rewarding and retaining executive leaders.

2019 Executive Compensation Program in Detail

Base Salaries

Name	FY2018 Base Salary	FY2019 Base Salary
Murray S. Kessler	$1,200,000	$1,200,000
Raymond P. Silcock*	N/A	$650,000
Svend Andersen**	$540,000	$556,000
James E. Dillard III**	N/A	$575,000
Jeffrey R. Needham	$600,000	$618,000
Ronald L. Winowiecki***	$625,000	$625,000

  * Appointed to CFO in March 2019.

**	Amounts paid in pounds sterling or euros were converted to U.S. dollars based on foreign exchange rates on the last day of the respective fiscal year.

***	Mr. Winowiecki left the Company in June 2019.

The Committee approves base salaries for the named executive officers other than the CEO. For the CEO, the Committee submits its recommendation for the CEO base salary to the independent directors of the Board for approval. In approving a named executive officers’ base salary, the Committee may consider comparisons among positions internally and externally, proxy and survey data, performance against measurable objectives, job experience and unique role responsibilities. To assist the Committee in this process, each year the CEO provides the Committee with base salary recommendations for each of the other NEOs, as well as summaries of such named executive officers’ individual performance.

The named executive officers are eligible for annual salary increases based on an evaluation of individual performance and the market level of pay for comparable positions at other companies in the Peer Group. Named executive officers are also eligible for salary adjustments in the event of promotions or other changes/increases in role responsibilities.

For 2019, at the recommendation of the CEO, the Committee approved increases in base salaries for the NEOs, except for the CFO and CSO, that were in line with other employees—3% of prior year base salary.

Annual Incentive Award Opportunities

The Perrigo Annual Incentive Plan (“AIP”) is designed to motivate and reward employees for achieving and exceeding specific, measurable, individual and financial goals that support our objective of sustainably creating and increasing long-term shareholder value. Participants in the AIP include our NEOs, other management-level personnel, and other eligible employees. Substantially all other employees participate in other annual incentive plans. AIP awards are paid in cash.

Near the beginning of each annual performance period, the Board approves the financial plan for that year, from which the Committee determines and approves the performance target goals and payout schedules for the AIP. These goals and individual annual incentive targets, which are stated as a percentage of salary, are then communicated to the participants. The payout schedules reflect a range of potential award opportunities that are set around the targets.

Individual strategic objectives were a formulaic input for determining the bonus opportunity in 2019. These individual strategic objectives of executive officers were focused on the execution of our consumer-focused Self-Care transformation strategy. However, to ensure that awards reflect a named executive officer’s contribution to our results, the Committee has, or, in the case of the CEO, the independent directors have, the discretion to adjust any executive officer’s actual award down to as low as 0% payout based on overall individual performance. The maximum incentive award payout for any individual executive is capped at 200% of the target award opportunity.

Target Award Opportunity and Actual Payouts. The 2019 target AIP award opportunities and actual payouts (as a % of target) for the NEOs are shown in the table below. The range of award opportunities is listed in the Grants of Plan-Based Awards for 2019 table on page 33.

Named Executive Officer	2019 Target AIP (as % of Salary)	2019 Actual AIP Payout (as % of Target)

Mr. Kessler	125%	119%
Mr. Silcock	80%	117%
Mr. Andersen	65%	110%
Mr. Dillard	65%	121%
Mr. Needham	65%	107%
Mr. Winowiecki*	80%	113%

  * Mr. Winowiecki left the Company in June 2019.

AIP Design. Near the beginning of 2019, the Board approved the 2019 financial plan, from which the Committee determined and approved the performance target goals and payout schedules for the 2019 Corporate and Segment Leader AIPs. Messrs. Kessler, Silcock, Dillard, and Winowiecki participated in the Corporate AIP, and Messrs. Andersen and Needham participated in their respective Segment plans. The following table summarizes the performance measures and weightings for each NEO. Messrs. Kessler, Silcock, Dillard and Winowiecki participated in the Corporate AIP, and Messrs. Andersen and Needham participated in their respective Segment plans. The following table summarizes the performance measures and weightings for each NEO.

For purposes of the AIP, Corporate Revenue and Corporate Adj. OI represented net sales and operating income of our consumer businesses, excluding our pharmaceutical division, which we are preparing to divest.

Perrigo Company plc

CY 2019 AIP Targets and Actual Results

	Total Perrigo Adj. Operating Income			Segment Adj. Operating Income			Revenue

Plan Name	Target	Actual	Payout (% of Target)	Target	Actual	Payout (% of Target)	Target	Actual	Payout (% of Target)
Corporate	$516.4	$529.0	112.26%	N/A	N/A	N/A	$3,731.6	$3,785.0	114.32%
CSC Americas	$516.4	$529.0	112.26%	$497.5	$476.8	89.60%	$2,433.2	$2,430.6	99.47%
CSC International	$516.4	$529.0	112.26%	$216.6	$212.1	94.80%	$1,368.4	$1,354.4	94.90%
Rx	N/A	N/A	N/A	$289.1	$273.1	86.13%	$1,080.0	$962.5	96.51%

Revenue Threshold/Max is 90%/110% performance for 50%/200% payout; OI Threshold/Max is 80%/120%  performance for 50%/200% payout

* Performance below the threshold level on each metric would result in no payout for that metric.

Under the AIP, the Committee may adjust performance measures to prevent dilution or enlargement of awards by excluding the effects of, among other things, extraordinary, unusual or non-recurring items, asset impairments, and non-cash items. Perrigo’s AIP Adjusted Operating Income performance for 2019 was $529 million, which consisted of a $202 million profit from operations as reported in our financial statements, plus $327 million of net, non-operational adjustments reviewed and approved by the Committee. These adjustments included $224 million of amortization expense, as well as adjustments related primarily to acquisitions and divestitures not included in Perrigo’s original plan for 2019, restructuring charges, assets impairments, separation and reorganization expenses, unusual litigation charges, and the charge related to the Ranitidine market withdrawal.

Twenty percent of each named executive officer’s AIP payout is based on performance against pre-established individual strategic objectives. The independent directors in the case of the CEO, and the Committee in the case of the other NEOs, assessed each NEO against his individual goals and determined the payouts as a percentage of target, as laid out in the table below:

NEO	Payout on Individual Strategic Objectives Component (% of Target)	Performance Summary
Murray S. Kessler	145%	Successfully led the efforts to effectuate Perrigo’s Self-Care transformation, strengthened organizational capabilities, and enhanced credibility with stakeholders
Raymond P. Silcock	135%	Simplified and transformed the global finance organization and made progress in the transition of our investor base from Healthcare to Consumer
Svend Andersen	150%	Effectively allocated resources to enhance growth and focus and eliminated organizational complexity

NEO	Payout on Individual Strategic Objectives Component (% of Target)	Performance Summary
James E. Dillard III	155%	Transformed new product development, delivered on 2019 planned launches, developed new R&D processes, and improved quality
Jeffrey R. Needham	135%	Grew market share and developed our product pipeline, creating new and enhanced value for customers

Messrs. Kessler, Silcock, and Dillard received payouts based on overall corporate financial results and individual strategic objectives. Mr. Winowiecki’s payout was prorated for the time he worked during the year. Payouts for Messrs. Andersen and Needham reflected corporate performance, business unit performance and individual strategic objectives. All payouts reflected the strong financial performance of Perrigo in 2019 in addition to the Remuneration Committee and Board’s evaluation of performance relative to each individual’s strategic objectives.

Long-Term Incentive Award Opportunities

Long-term stock-based compensation, awarded under our shareholder-approved Long-Term Incentive Plan (LTIP), is intended to motivate and reward executives for creating sustainable long-term shareholder value as reflected in the total shareholder return of Perrigo stock. Awards under the LTIP may be in the form of incentive stock options, non-statutory stock options, stock appreciation rights or stock awards, including restricted shares or restricted stock units, or performance stock or performance stock units. We provide long-term incentive opportunities solely through stock-based awards.

As a variable component of compensation, the amount realized from stock-based compensation will vary based on the market price of Perrigo’s ordinary shares. In addition, PSUs are only earned if specific, measurable financial and/or market-based performance-conditioned goals are achieved.

The Committee sets stock-based award levels after consideration of a named executive officer’s position, review of market competitive practices and the aggregate expense impact to Perrigo.

During our regularly scheduled meetings in the first quarter of the calendar year, the independent directors approve all regular annual stock-based awards for the CEO, and the Committee approves all stock-based awards for the other named executive officers, as well as the maximum potential total grants for other employee levels. All regular annual stock-based awards are granted on, and priced upon, the closing price of Perrigo stock on the fifth trading day after Perrigo publicly releases its year-end earnings.

Off-cycle stock-based awards may be granted at various times during the year to new hires or to existing non-executive employees under special circumstances (e.g. promotions, retention, performance, etc.) through the shareholder-approved LTIP. Off-cycle stock-based awards may also be granted during the year to the executive officers other than the CEO with the approval of the Committee and to the CEO with the approval of the independent directors as permitted under the LTIP. Such awards are priced at the closing price of Perrigo’s shares on the day the awards are granted.

2019 Regular Annual LTIP Awards. All of the NEOs received their target annual LTIP award for 2019, which consisted of 50% Adjusted Operating Income PSUs that may be earned based on achievement of Adjusted Operating Income goals over three years, 20% rTSR-PSUs that may be earned based on our rTSR performance versus a peer group over three years, and 30% RSUs vesting over three years. The table below shows the LTIP award values granted in fiscal 2019 for each of the named executive officers.

Named Executive Officer	Adj. OI-PSUs At Target*	rTSR PSUs At Target*	RSUs	Target Total Grant Value
Mr. Kessler	81,924	32,770	49,154	$7,750,000
Mr. Silcock	19,818	7,927	11,891	$2,000,000
Mr. Andersen	14,799	5,920	8,879	$1,400,000
Mr. Dillard	11,628	4,651	6,977	$1,100,000
Mr. Needham	14,799	5,920	8,879	$1,400,000
Mr. Winowiecki	15,856	6,342	9,514	$1,500,000

* Award amounts for PSUs were determined based on the closing price of Perrigo ordinary shares on the date of grant.

Adjusted Operating Income PSUs (Adj. OI-PSUs)

Fifty percent of each executive’s target annual grant value is in the form of Adj. OI-PSUs. The number of Adj. OI-PSUs to be earned for the 2019 grant is dependent on Perrigo’s average performance vest credit during the three-year performance period of January 1, 2019 through December 31, 2021.

The Board sets challenging target goals based on the financial plan. Earned awards, if any, can range from 0% to 200% of the target number of shares granted and will become 100% vested on March 6, 2022 (three years from the grant date).

The Committee selected Adj. OI as the performance measure for these PSUs because it more closely aligns with our stated strategic objectives.

The 2017 award, vesting based on final fiscal 2017, 2018, and 2019 ROTC performance, had an actual vesting credit of 99% of target.

Information regarding fiscal 2017 grant is included in footnote 4 to the Outstanding Equity Awards at 2019 Year End table on page 34. The actual number of restricted stock units that vested in 2019 for each of our NEOs is listed under Number of Shares Acquired on Vesting in the Option Exercises and Stock Vested in 2019 table on page 35.

The per-share accounting cost of the PSUs is based on the stock price on the grant date. The ultimate expense for the PSUs is based on the number of shares actually earned and is accrued over the three-year performance period.

The grant date fair value, as calculated under the applicable accounting standard (FASB ASC Topic 718), for 2019 share-based grants is presented in the Grants of Plan-Based Awards for 2019 table on page 33.

Relative Total Shareholder Return (“rTSR”) PSUs

The Committee approved the continued use of rTSR as the performance metric with a three-year measurement period in the performance-based equity mix to continue alignment of executive compensation with long-term Company performance. The 2017 award, vesting based on the 2017 to 2019 performance period, had an actual vesting credit of 61.33% of target. The rTSR-PSUs account for 20% of each executive’s target annual grant value. The Committee believes the rTSR-PSUs in the LTIP mix further aligns executive interests with that of shareholders. The inclusion of rTSR elevates the percentage of each executive’s LTIP grant that is subject to measurable performance achievement, and provides for a relative external performance metric to balance the internal performance metric of Adj. OI.

For the 2019 grant, the number of rTSR-PSUs that may be earned is based on our relative total shareholder return versus the constituents of the S&P 500, measured cumulatively over the three-year performance period. Total shareholder return for Perrigo and the peer companies is calculated using an average of adjusted closing prices for the 30-trading day periods starting on the first and ending on the last day of the performance period (January 1, 2019 and December 31, 2021, respectively, for the 2019 rTSR-PSUs). The Committee determined mid-year that the S&P 500 was an appropriate, less volatile, and more consistent rTSR peer group to use for comparison through the three-year performance period and Self-Care transformation. Based on the Committee’s recommendation, each executive approved the new comparison group, and the constituents of the S&P 500 replaced the prior executive compensation peer group utilized in rTSR comparison. Earned shares can range from 0 to 200% of the target number of rTSR PSUs, as outlined in the following table.

2019-2021 Relative TSR Percentile Rank	Payout (% of Target Shares)

>= 80th Percentile	200%

55th Percentile	100%

30th Percentile	50%

<30th Percentile	0%

Payout for performance between levels is linearly interpolated. If our absolute TSR is negative, the maximum number of shares that may be earned is 100% of target, regardless of our relative performance. In addition, the overall earned value is capped at 500% of the target value.

Changes to 2020 LTIP Design

Our 2020 long-term incentive program design is generally similar to 2019, with two exceptions. First, the starting and ending stock prices on the rTSR-PSUs will be based on an average of closing prices for 20 trading days instead of 30. Second, instead of setting annual Adj. OI goals for each year of the three-year performance period, the Remuneration Committee set a year-over-year Adj. OI growth goal that will apply to years two and three of the performance period, having set the first year based on the annual financial plan. The annual growth goal was set at the start of the first year of the three-year performance period and will apply to each following year’s actual results. This change was intended to increase the long-term performance focus of the Adj. OI-PSUs.

Other Policies, Practices and Guidelines

Executive Stock Ownership Guidelines

Consistent with our compensation philosophy of tying a significant portion of the total compensation to performance, our executive compensation program facilitates and encourages long-term ownership of Perrigo stock. Our stock ownership guidelines reinforce that philosophy by requiring executive officers to maintain specific levels of stock ownership.

Each executive officer is required to attain certain target levels of stock ownership. These ownership guidelines are expressed in terms of a multiple of base salary. The current ownership guidelines are as follows:

•	Chief Executive Officer: 6 times base salary
•	Executive Vice President: 3 times base salary
•	Senior Vice President: 2 times base salary

For purposes of determining an executive officer’s stock ownership, at least fifty percent (50%) must consist of (i) shares purchased on the open market, (ii) shares owned jointly with a spouse and/or children, (iii) shares acquired through the exercise of stock options or vesting of restricted shares or RSUs, or (iv) shares held through the Perrigo Company Profit-Sharing and Investment Plan. The balance of an executive officer’s stock ownership may be satisfied through (a) unvested but earned PSUs or RSUs that have not been forfeited, and (b) unvested service-based restricted shares or RSUs that have not been forfeited.

Until each executive officer attains the applicable target stock ownership level, he or she is required to retain a stated percentage of shares received through our incentive plans, including shares obtained through the exercise of stock options, vesting of restricted shares or RSUs, payout of PSUs and any other vehicle through which the individual acquires shares. At any time that an executive’s direct stock ownership is below the required levels set forth above, (i) with respect to restricted shares and units, he or she is restricted from selling more than 50% of the net shares received following the vesting of any service-based or PSUs or RSUs under any of the Company’s compensation plans, and (ii) with respect to stock options, he or she is restricted from selling more than 50% of the net value received upon the exercise of any stock option (i.e. after the cost of the option and taxes are remitted), such that at least 50% of the net value received upon the exercise of any stock option must be converted to directly owned shares. In these cases, however, the participants must still adhere to the retention requirements with respect to the remaining shares.

As of the end of 2019, all of our executive officers, including our named executive officers, were in compliance with these guidelines, either by satisfying applicable ownership levels or complying with the retention requirements.

Clawback Policy

Our AIP and the grant documents for the LTIP include claw-back provisions that allow Perrigo to recover incentive compensation paid to an executive if Perrigo’s financial results are later restated due to the individual’s misconduct, including, without limitation, fraud or knowing illegal conduct.

Anti-Hedging and Anti-Pledging Policy

Our insider trading policy prohibits executive officers and directors from trading in options, warrants, puts and calls or similar instruments on Perrigo securities and holding Perrigo securities in margin accounts, as well as from pledging Perrigo securities as collateral for a loan. In addition, the policy prohibits our directors and all employees, including executive officers, from selling Perrigo securities “short,” engaging in “short sales against the box,” and entering into hedging or monetization transactions or similar arrangements with respect to Perrigo securities.

Compensation Risk Assessment

At the Committee’s request, FW Cook, the Committee’s independent consultant, conducted an assessment of Perrigo’s compensation policies and practices for 2019 to determine whether any practices might encourage excessive risk taking on the part of executives. This assessment included a review of Perrigo’s pay philosophy, competitive position, annual incentive arrangements (including broad-based incentive plans, based on an inventory of such plans that management provided to FW Cook) and long-term incentive arrangements (including stock option, restricted stock unit and PSU design, as well as potential mitigating factors such as stock ownership requirements, caps on incentive plan payouts, and recoupment policies).

After considering FW Cook’s assessment, the Committee concluded that our compensation programs are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy and are not designed in such a way to encourage executives and employees to take unnecessary risks that would be reasonably likely to have a material adverse effect on Perrigo.

Benefits and Perquisites

Retirement Benefits. We offer retirement benefit plans to provide financial security and to facilitate employees’ saving for their retirement. We make annual contributions under our Profit Sharing Plan for employees, including the executive officers. We also make matching contributions up to the limits as defined in the applicable regulations under our 401(k) Plan to certain of our employees, including the named executive officers.

Executive Benefits. We provide a limited number of perquisites to our named executive officers. Benefits and may include executive physical exams, relocation benefits, pension benefits and financial counseling/tax advice.

Non-Qualified Deferred Compensation Plan. We maintain a Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) that allows certain executives, including the named executive officers, and other management level personnel to voluntarily elect to defer base salary and earned annual incentive awards. Under that plan, we provide annual profit-sharing contributions and matching contributions that cannot be provided under Perrigo’s Profit-Sharing and Investment Plan (the “Tax-Qualified Plan”) because of the limitations of Sections 415 and 401(a)(17) of the Code. Code Section 415 limits the total annual additions to a participant’s account under the Tax-Qualified Plan to a specified dollar amount, which was $56,000 for 2019. Code Section 401(a)(17) limits total compensation that can be considered under the Tax-Qualified Plan. This limit is currently $280,000. Due to these limits, certain Perrigo employees would not receive profit-sharing contributions and matching contributions under the Tax-Qualified Plan on their full compensation. Therefore, we provide affected employees who contribute to the Deferred Compensation Plan, including the named executive officers, a company match and a profit-sharing contribution under the Deferred Compensation Plan that they would have been eligible for under the Tax-Qualified Plan but for the limitations under the Code.

Employment Agreements (Severance Benefits)

We typically do not enter into employment agreements with our executives other than our CEO and non-U.S. executives, such as Mr. Andersen and Mr. Dillard, where local laws require it. We entered into an employment agreement with Mr. Kessler when he was appointed as President and CEO in October 2018. The key compensation terms of this agreement are summarized below. In December 2019, based on Svend Andersen’s move to Belgium and based on Belgian law, we terminated Mr. Andersen’s U.K. agreement and replaced it with a Belgian agreement. The key compensation terms of Mr. Andersen’s agreement are also summarized below. In January 2019, we entered into an employment agreement with Mr. Dillard based on Irish law. The key compensation terms of Mr. Dillard’s employment agreement are also summarized below.

Post-employment payments under employment agreements, as applicable, and the Executive Committee Severance Policy, are presented in the section entitled “Potential Payments Upon Termination or Change in Control” beginning on page 36.

All other named executive officers, except for Mr. Dillard and Mr. Andersen, are subject to our general severance policy.

Mr. Kessler

Mr. Kessler’s employment agreement became effective on October 8, 2018. Consistent with our emphasis on performance-based pay, the majority of Mr. Kessler’s annual compensation is stock-based with the ultimate value realized based on Perrigo’s stock price performance. In accordance with his employment agreement, Mr. Kessler’s compensation includes: a base salary; participation in the AIP; annual grants of equity under the LTIP; and participation in Perrigo’s other employee benefit plans.

The employment agreement provides for an initial term of three years, subject to automatic renewal thereafter for one-year periods unless either party provides 180 days’ prior notice of non-renewal. The agreement contains customary confidentiality obligations, non-competition restrictions for two years from the date of termination of employment and non-solicitation restrictions for two years from the date of termination of employment.

If Mr. Kessler were involuntarily terminated by us without cause or voluntarily terminated for good reason (as defined in the agreement), he would receive cash severance benefits and continued vesting of certain stock-based awards. The circumstances under which severance benefits are triggered and the resulting payouts are generally consistent with market practices.

On February 13, 2019, Mr. Kessler’s employment agreement was amended to avoid the unintended forfeiture of equity compensation if he were to retire after the initial three-year term of his contract. It now provides for accelerated vesting of awards granted under the LTIP (other than PSUs, which will vest or be forfeited based on the attainment of performance goals) so long as Mr. Kessler attains age 62 prior to his termination from employment.

Mr. Andersen

Mr. Andersen’s current Belgian management agreement became effective in December 2019. In accordance with his management agreement, Mr. Andersen’s compensation includes a base salary; participation in the AIP; annual grants of equity under the LTIP; and an additional fee to use for travel.

The management agreement has an indefinite term and will continue unless Mr. Andersen provides six months’ prior notice of termination or the Company provides three months’ prior notice of termination. The agreement contains confidentiality provisions as well as non-competition and non-solicitation provisions, ranging from one year to two years from the date of termination of his agreement.

Mr. Dillard

Mr. Dillard’s current Irish employment agreement became effective in January 2019. In accordance with his employment agreement, Mr. Dillard’s compensation includes a base salary; participation in the AIP; annual grants of equity under the LTIP; pension contributions; a car allowance; and an executive medical benefit.

The employment agreement has an indefinite term and will continue unless Mr. Dillard or the Company provides three months’ prior notice of termination.

Summary Compensation Table

The following table summarizes the compensation of our NEOs for 2019, 2018, and 2017.

Name and Principal Position	Fiscal Year	Salary($)	Bonus($)(1)	Stock Awards($)(2)	Option Awards($)(3)	Non-Equity Incentive Plan Compensation($)(4)	All Other Compensation($)(5)	Total($)
Murray S. Kessler	2019	1,200,000	-	7,750,010	-	1,791,436	66,326	10,809,791
Chief Executive Officer,	2018	277,692	950,000	-	2,500,001	349,315	25,822	4,102,830
President

Ronald L. Winowiecki	2019	352,470	-	1,499,978	-	254,562	68,605	2,177,634
Executive Vice President,	2018	621,875	250,000	1,674,969	449,993	323,500	39,520	3,359,857
Chief Financial Officer(6)	2017	479,137	116,698	735,074	164,995	509,444	27,699	2,033,047

Raymond P. Silcock	2019	500,000	500,000	2,000,033	-	471,775	8,400	3,482,227
Executive Vice President,
Chief Financial Officer(7)

James E. Dillard III	2019	529,266	-	1,700,002	-	437,677	47,848	2,716,813
Executive Vice President,
Chief Scientific Officer(8)

Svend Andersen	2019	646,704	-	1,399,985	-	398,390	32,394	2,479,492
Executive Vice President,
President Consumer	2018	534,124	-	1,265,447	307,493	308,880	30,622	2,446,566
Healthcare International(8)

Jeffrey R. Needham	2019	613,500	-	1,399,985	-	431,051	62,497	2,446,566
Executive Vice President,	2018	576,875	-	1,940,068	359,989	331,500	47,794	3,256,225
Consumer Healthcare	2017	507,500	-	639,391	274,056	403,998	45,324	1,870,269

1) Represents any cash bonus with the exception of the Annual Bonus (captured in the column “Non-Equity Incentive Plan Compensation”): for Mr. Kessler, a sign-on bonus of $950,000 in 2018; for Mr. Winowiecki, a retention award of $66,968, a promotion award of $50,000 in 2017 and a bonus of $250,000 in 2018, six months after he was appointed as CFO; for Mr. Silcock, a sign on bonus of $500,000.

2) Represents the full grant date fair value of stock awards granted in the years shown, calculated in accordance with U.S. GAAP. Stock awards include service-based restricted stock units and performance-based restricted stock units. For the performance-based stock awards, the amounts reported were valued using the closing market price of our ordinary shares on the date of grant assuming payout at target performance of 100% (the probable outcome of the relevant performance conditions as of the grant date). See the Grants of Plan-Based Awards for 2019 table for additional information regarding the full grant date fair value for all stock awards. Additional weighted average valuation assumptions related to stock awards are included in the stockholders’ equity note of the audited financial statements included in our Annual Report on Form 10-K for the fiscal years ended December 31, 2019, December 31, 2018 and December 31, 2017.

3) Represents the full grant date fair value of stock options granted in the fiscal years shown, calculated in accordance with U.S. GAAP. Stock options were valued using the Black-Scholes model. Additional weighted average valuation assumptions related to option awards are included in the stockholders’ equity note of the audited financial statements included in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2018 and December 31, 2017.

4) The compensation amounts set forth in the “Non-Equity Incentive Plan Compensation” column represent the Annual Incentive Plan bonus earned for the relevant fiscal year period as described in the Compensation Discussion and Analysis section entitled 2019 Executive Compensation Program in Detail – Annual Incentive Award Opportunities.

5) The following table discloses the compensation amounts set forth in the “All Other Compensation” column of the Summary Compensation Table.

Name	Perquisites and Other Personal Benefits($)(1)	Registrant Contributions to Defined Contribution Plans ($)(2)	Registrant Contributions to Non-Qualified Plans	Executive Long-Term Disability ($)(3)	Payments in Regard to Termination of Employment ($)(4)	Total ($)
Murray S. Kessler	$19,788	$17,525	$29,013	-	-	$66,326
Ronald L. Winowiecki	-	$16,775	$51,831	-	-	$68,605
Raymond P. Silcock	-	$8,400	-	-	-	$8,400
James E. Dillard III(5)	$11,215	$36,633	-	-	-	$47,848
Svend Andersen(5)	$13,271	$19,123	-	-	-	$32,394
Jeffrey R. Needham	$ 3,050	$16,775	$42,673	-	-	$62,497

1) For Mr. Kessler represents a housing relocation payment of $9,695 and the remainder represents financial advice benefit. For Mr. Dillard and Mr. Andersen, represents a car allowance. For Mr. Needham, represents financial advice benefit.

2) Represents the Company’s contributions to 401(k) and Profit-Sharing Plans. For Mr. Dillard, represents Perrigo’s contribution into Irish pension scheme and for Mr. Andersen, represents a monthly tapered pension emolument.

3) Represents executive long-term disability plan premiums paid by the Company.

4) Represents executive severance payment.

5) Amounts paid to Mr. Andersen and Mr. Dillard were converted to U.S. dollars based on foreign currency exchange rates on December 31, 2019.

6) Mr. Winowiecki left the Company on June 30, 2019.

7) Mr. Silcock was appointed on March 25, 2019.

8) Amounts paid to Mr. Andersen and Mr. Dillard were converted to U.S. dollars based on the foreign currency exchange rates on December 31, 2019.

Grants of Plan-Based Awards for 2019

The following table provides information regarding equity and non-equity awards granted to the named executive officers during 2019.

				Estimated Future Payouts Under Non- Equity Incentive Plan Awards (3)			Estimated Future Payouts Under Equity Incentive Plans (4)			All Other Stock Awards: # of units (5)	All Other Option Awards: Number of Securities Underlying Options(#) (6)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($) (7)
Name	Grant Date (1)		Award Date (2)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Murray S. Kessler	-		-	750,000	1,500,000	3,000,000	-	-	-	-	-	-	-
	3/6/2019	(8)	2/13/2019	-	-	-	16,385	32,770	65,540	-	-	-	1,550,021
	3/6/2019	(9)	2/13/2019	-	-	-	40,962	81,924	163,848	-	-	-	3,875,005
	3/6/2019		2/13/2019	-	-	-	-	-	-	49,154	-	-	2,324,984

Ronald L. Winowiecki	-		-	250,000	500,000	1,000,000	-	-	-	-	-	-	-
	3/6/2019	(8)	2/13/2019	-	-	-	3,171	6,342	12,684	-	-	-	299,977
	3/6/2019	(9)	2/13/2019	-	-	-	7,928	15,856	31,712	-	-	-	749,989
	3/6/2019		2/13/2019	-	-	-	-	-	-	9,514	-	-	450,012

Raymond P. Silcock	-		-	200,877	401,753	803,507	-	-	-	-	-	-	-
	4/5/2019	(8)	3/13/2019	-	-	-	3,964	7,927	15,854	-	-	-	399,996
	4/5/2019	(9)	3/13/2019	-	-	-	9,909	19,818	39,636	-	-	-	1,000,016
	4/5/2019		3/13/2019	-	-	-	-	-	-	11,891	-	-	600,020

James E. Dillard III	-		-	175,965	351,929	703,859	-	-	-	-	-	-	-
	2/7/2019			-	-	-	-	-	-	12,892	-	-	599,994
	3/6/2019	(8)	2/13/2019	-	-	-	2,326	4,651	9,302	-	-	-	219,992
	3/6/2019	(9)	2/13/2019	-	-	-	5,814	11,628	23,256	-	-	-	550,004
	3/6/2019		2/13/2019	-	-	-	-	-	-	6,977	-	-	330,012

Svend Andersen	-		-	200,809	401,619	803,238	-	-	-	-	-	-	-
	3/6/2019	(8)	2/13/2019	-	-	-	2,960	5,920	11,840	-	-	-	280,016
	3/6/2019	(9)	2/13/2019	-	-	-	7,400	14,799	29,598	-	-	-	699,993
	3/6/2019		2/13/2019	-	-	-	-	-	-	8,879	-	-	419,977

Jeffrey R. Needham	-		-	200,850	401,700	803,400	-	-	-	-	-	-	-
	3/6/2019	(8)	2/13/2019	-	-	-	2,960	5,920	11,840	-	-	-	280,016
	3/6/2019	(9)	2/13/2019	-	-	-	7,400	14,799	29,598	-	-	-	699,993
	3/6/2019		2/13/2019	-	-	-	-	-	-	8,879	-	-	419,977

1) Actual date of grant. Mr. Silcock was appointed as CFO in March 2019 and he received his annual award on April 5, 2019.

2) Date on which the Remuneration Committee approved the award.

3) These columns show the dollar range of potential payout for fiscal 2019 performance under the Annual Incentive Bonus Plan as described in the section titled 2019 Executive Compensation Program in Detail in the Compensation Discussion and Analysis. The target values are based on a percentage of each executive’s salary. The maximum incentive award opportunity for any individual participant was 200% of the target award. In addition, the Remuneration Committee, or the Board in the case of the CEO, had the discretion to adjust any named executive officer’s award up by as much as 50% or down by as much as 100% based on individual performance. The actual payments for fiscal 2019 non-equity incentive awards are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

4) These columns show the range of performance-based restricted stock units that were granted in fiscal 2019 and that could be earned in fiscal 2022 under the LTIP, depending on whether specific performance goals are achieved in each of the three applicable performance periods, as described in the section titled 2019 Executive Compensation Program in Detail—Long-term Incentive Award Opportunities in the Compensation Discussion and Analysis. Earned awards, if any, can range from 0% to 200% of the target grant. The U.S. GAAP value of the 2019 fiscal performance-based restricted stock units granted on March 6, 2019 was $47.30 per share. These awards, to the extent earned, vest three years from the grant date.

5) This column shows the service-based restricted stock units granted during 2019. Mr. Dillard received a sign-on equity award on February 7, 2019. This award vests in three equal installments on each grant anniversary.

6) No stock options were granted during 2019.

7) Amounts are computed in accordance with U.S. GAAP and are included in the Summary Compensation Table in the applicable columns titled “Stock Awards” and “Option Awards.” For performance-based restricted stock units, the amounts disclosed are computed based on a target performance of 100%, which is the probable outcome of the relevant performance conditions as of the grant date.

8) Grant of rTSR performance-based restricted stock units.

9) Grant of OI performance-based restricted stock units.

Outstanding Equity Awards at 2019 Year End

The following table sets forth information detailing the outstanding equity awards held at December 31, 2019 by each of our NEOs.

		Option Awards				Stock Awards
Name	Option / Stock Award Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($) (3)
Murray S. Kessler	10/8/2018	-	110,074	72.80	10/8/2028	-	-	-	-
	3/6/2019	-	-	-	-	49,154	2,539,296	117,971	6,094,380

Ronald L. Winowiecki	8/23/2012	902	-	108.62	8/23/2022	-	-	-	-
	8/22/2013	1,066	-	119.78	8/22/2023	-	-	-	-
	8/21/2014	1,230	-	147.75	8/21/2024	-	-	-	-
	6/29/2015	-	-	-	-	818 (5)	42,258	-	-
	2/26/2016	2,751	-	129.23	2/26/2026	-	-	-	-
	6/6/2017	5,640	2,820	70.34	06/06/2027	-	-	5,435	280,767
	3/8/2018	5,695	11,389	85.06	3/8/2028	-	-	10,140	523,819
	3/6/2019	-	-	-	-	9,514	491,493	22,832	1,179,514

Raymond P. Silcock	4/5/2019	-	-	-	-	11,891	614,289	28,538	1,474,259

James E. Dillard III	2/7/2019	-	-	-	-	12,892	666,001	-	-
	3/6/2019	-	-	-	-	6,977	360,432	16,744	865,001

Svend Andersen	6/6/2017	8,717	4,358	70.34	06/06/2027	-	-	8,399	433,871
	3/8/2018	3,892	7,782	85.06	3/8/2028	-	-	6,929	357,939
	3/6/2019	-	-	-	-	8,879	458,689	21,311	1,100,924

Jeffrey R. Needham	8/23/2012	1,962	-	108.62	8/23/2022	-	-	-	-
	8/22/2013	4,163	-	119.78	8/22/2023	-	-	-	-
	8/21/2014	6,029	-	147.75	8/21/2024	-	-	-	-
	6/29/2015	-	-	-	-	2,322 (5)	119,955	-	-
	2/26/2016	7,636	-	129.23	2/26/2026	-	-	-	-
	6/6/2017	9,368	4,684	70.34	06/06/2027	-	-	9,025	466,235
	3/8/2018	4,556	9,111	85.06	3/8/2028	-	-	8,113	419,092
	3/6/2019	-	-	-	-	8,879	458,689	21,311	1,100,924

1) For better understanding of this table, this column has been added to show the grant date of all stock options and equity awards outstanding at fiscal year end.

2) All stock option awards vest one-third per year over three years beginning on the anniversary of the grant except the option award granted to Mr. Kessler that vests 100% on the third anniversary of the date of grant.

3) The market value of these unvested awards was calculated using the closing price of our ordinary shares as of December 31, 2019, which was $51.66.

4) Performance-based restricted stock units are earned and vest, if at all, three years from the grant date, depending on our performance over three full years for the fiscal 2017, 2018 and 2019 grants, as more fully described in the section entitled 2019 Executive Compensation Program in Detail-Long-Term Incentive Award Opportunities in the Compensation Discussion and Analysis. As of December 31, 2019, the number of unearned units for the 2017 award was calculated using vesting credits of 173%, 0% and 124% for 2017, 2018 and 2019, respectively; the number of unearned units for the 2018 award was calculated using vesting credits 0% and 124% for 2018 and 2019, respectively, and assuming 200% for 2020; the number of unearned units for the 2019 award was calculated using a vesting credit of 112% for 2019, and assuming 200% for 2020 and 2021.

5) Service-based restricted stock units cliff vest on the fifth anniversary of the grant date.

Option Exercises and Stock Vested in 2019

The following table provides information for each named executive officer concerning the vesting of restricted stock during 2019. No named executive officer exercised options in 2019.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Murray S. Kessler	-	-
Ronald L. Winowiecki	12,070	621,703
Raymond P. Silcock	-	-
James E. Dillard III	-	-
Svend Andersen	7,527	390,952
Jeffrey R. Needham	17,709	906,040

1) Represents service-based restricted stock and units and performance-based restricted stock units issued under the LTIP.

2) The value realized on vesting was calculated using the closing price of Perrigo shares on the day the awards vested.

NOTE: No Named Executive Officer exercised options in 2019

Non-Qualified Deferred Compensation in 2019

The Deferred Compensation Plan allows participants to defer as much as 80% of base salary and 100% of incentive compensation. Participation in the plan is limited to the executive officers (including the named executive officers) and other management level personnel. Amounts deferred under the Deferred Compensation Plan earn a return based on measurement funds made available to participants, which are determined by the Retirement Plan Committee. These measurement funds mirror the investment choices available in our 401(k) Plan, with the exception of Company stock, which is not an investment option in the Deferred Compensation Plan. Participants elect the form and timing of distributions of their Deferred Compensation Plan deferrals prior to the year in which it is deferred. Participants may change their distribution elections, however, changes must be made 12 months in advance and are subject to a five-year delay. Participants may elect in-service distributions to be paid in a lump sum up to five annual installments; in-service deferrals must remain in the Deferred Compensation Plan for at least three years prior to distribution. Participants may elect to receive their retirement/termination distributions in a lump sum or annual installments (up to 15 years) upon separation from service. If a participant’s in-service distribution was not paid prior to a separation from service, the in-service distribution will be paid according to their retirement/termination distribution election. All participants with an account balance subject to Section 409A of the Internal Revenue Code may not begin receiving retirement/termination distributions earlier than the first day of the seventh month following a separation from service.

The following table sets forth information relating to the Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($) (1)	Perrigo Contributions in Last FY ($)(2)	Aggregate Earnings (Losses) in Last FY ($)*	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)

Murray S. Kessler	-	$29,013	$3,234	-	$32,247
Ronald L. Winowiecki	$98,499	$51,831	$20,755	-	$619,521
Raymond P. Silcock	-	-	-	-	-
James E. Dillard III	-	-	-	-	-
Svend Andersen	-	-	-	-	-
Jeffrey R. Needham	$47,250	$42,673	$357,130	-	$1,856,984

1) Of the total amounts shown in this column, the following amounts are included in the Summary Compensation Table as 2019 salary: Mr. Winowiecki, $17,623 and Mr. Needham, $30,675; and the following additional amounts are included for 2019 in the Summary Compensation Table in the column entitled Non-Equity Incentive Plan Compensation: Mr. Winowiecki, $80,875 and Mr. Needham, $16,575.

2) These amounts are included in the Summary Compensation Table as All Other Compensation in the column “Registrant Contributions to Non-Qualified Plans”.

3) In addition to the amounts in footnote 1, this column includes the following amounts included in the Summary Compensation Table in the columns entitled (i) Salary (for fiscal year 2018): Mr. Winowiecki, $93,281 and Mr. Needham, $28,843; (ii) Non-Equity Incentive Plan Compensation (for fiscal year 2018): Mr. Winowiecki, $127,360 and Mr. Needham, $20,199; (i) Salary (for fiscal year 2017): Mr. Needham, $25,374; (ii) Non-Equity Incentive Plan Compensation (for fiscal year 2017): Mr. Winowiecki, $8,635 and Mr. Needham, $8,500; (iii) Salary (for fiscal year 2016): Mr. Needham, $25,281; (iv) Non-Equity Incentive Plan Compensation (for fiscal year 2016): Mr. Winowiecki, $5,963 and Mr. Needham, $6,014.

* We do not pay above-market or preferential interest or earnings on amounts deferred under the Deferred Compensation

Plan

Potential Payments Upon Termination or Change in Control

All of our current named executive officers participate in our AIP and LTIP and have the ability to participate in our Deferred Compensation Plan. In addition, all of our current named executive officers, other than Mr. Kessler, Mr. Dillard and Mr. Andersen, are covered by our U.S. Severance Policy, our Change in Control Severance Policy for U.S. Employees, and through January 15, 2020, by our Executive Committee Severance Policy. Mr. Dillard is covered by the Perrigo Employee Severance Programme – Ireland. These plans and policies may require us to provide compensation to these officers in the event of a termination of employment or a change-in-control of Perrigo. Mr. Kessler’s agreement provides that he would receive compensation under his employment agreement in the event of a termination of employment or a change-in-control of Perrigo; however, any severance benefits payable under that agreement will only occur in the event of a termination of employment that, when following a change-in-control of Perrigo, results in a “double trigger” for severance benefits. The Remuneration Committee retains discretion to provide additional benefits to executive officers upon termination or resignation if it determines the circumstances so warrant.

The following table sets forth the expected benefits to be received by each current NEO, in addition to the amounts shown in the Non-Qualified Deferred Compensation in 2019 table above in the event of his termination resulting from various scenarios and assuming a termination date of December 31, 2019, the last business day of 2019, and a stock price of

$51.66 our closing stock price on that date. Assumptions and explanations of the numbers included in the table below are set forth in the footnotes to, and in additional text following, the table.

Name and Benefits	Change in Control (2) ($)	Death, Disability, Retirement (3) ($)	Termination for Cause or Without Good Reason ($)	Termination Without Cause or for Good Reason (1) ($)	Involuntary Termination for Economic Reasons (1) ($)
Murray S. Kessler
Cash Severance	5,400,000	-	-	4,050,000	4,050,000
Equity Awards
Service-Based Restricted Stock	2,539,296	2,539,296	-	2,539,296	2,539,296
Performance-Based Restricted Stock	5,925,092	6,094,380	-	6,094,380	6,094,380
Stock Options	-	-	-	-	-
Other Benefits	-	-	-	-	-

Total Estimated Incremental Value	13,864,388	-	-	12,683,675	12,683,675

Raymond P. Silcock
Cash Severance	2,340,000	-	-	1,755,000	1,755,000
Equity Awards
Service-Based Restricted Stock	614,289	614,289	-	614,289	614,289
Performance-Based Restricted Stock	1,433,307	1,474,259	-	1,474,259	1,474,259
Stock Options	-	-	-	-	-
Other Benefits (5)	25,000	-	-	25,000	25,000

Total Estimated Incremental Value	4,412,596	2,088,548	-	3,868,548	3,868,548

James E. Dillard III
Cash Severance	2,413,052	-	-	2,413,052	2,413,052
Equity Awards			-
Service-Based Restricted Stock	1,026,433	1,026,433	-	1,026,433	1,026,433
Performance-Based Restricted Stock	840,973	865,001	-	865,001	865,001
Stock Options	-	-	-	-	-
Other Benefits	-	-	-	-	-

Total Estimated Incremental Value	4,280,457	1,891,434	-	4,304,486	4,304,486

Svend Andersen
Cash Severance	724,815	-	-	362,408	362,408
Equity Awards
Service-Based Restricted Stock	458,689	458,689	-	458,689	458,689
Performance-Based Restricted Stock	1,943,088	1,892,734	-	-	-
Stock Options	-	-	-	-	-
Other Benefits	-	-	-	-	-

Total Estimated Incremental Value	3,126,592	2,351,423	-	821,097	821,097

Jeffrey R. Needham
Cash Severance	2,039,400	-	-	1,529,550	1,529,550
Equity Awards
Service-Based Restricted Stock	119,955	119,955	-	119,955	119,955
Performance-Based Restricted Stock	2,050,127	1,986,251	-	1,986,251	1,986,251
Stock Options	-	-	-	-	-
Other Benefits (5)	25,000	-	-	25,000	25,000

Total Estimated Incremental Value	4,234,482	2,106,206	-	3,660,756	3,660,756

1) In the event of termination without cause or involuntary termination for economic reasons, Mr. Kessler’s and Mr. Andersen’s severance treatment is regulated by their respective employment agreements; Mr. Silcock’s and Mr. Needham’s by the US Special Perrigo Executive Severance Policy (until January 15, 2020) and Mr. Dillard’s by the Irish Perrigo Employee Severance Programme-Ireland. Both RSUs and NQSOs will continue to vest under their original vesting schedule and PSUs will vest based on actual performance at the end of the original performance periods, except for Mr. Andersen’s for whom PSUs will be forfeited.

2) In the event of termination in connection with a change in control, all NEOs will receive the double of the standard cash treatment and immediate vesting on all equity vehicles (value at target for PSUs).

3) In the event of death, disability or retirement, all NEOs will receive immediate vesting on all equity vehicles (actual performance for PSUs).

4) PSUs were valued as earned for completed years and at target for unearned years.

5) Other benefits include outplacement/career transition services up to $25,000 for Mr. Silcock and Mr. Needham.

Employment Agreement with Chief Executive Officer

Mr. Kessler’s employment agreement provided that his employment may be terminated during the term of the agreement under the following circumstances:

•	upon Mr. Kessler’s death or disability;
•	by Perrigo with or without cause (as defined in the agreement);
•	by mutual agreement; or
•	by Mr. Kessler with good reason (as defined in the agreement).

If during the term of this agreement Mr. Kessler’s employment were terminated by us without cause or by him for good reason and he agrees to a release of claims against Perrigo, he would also be entitled to compensation and benefits earned to that date, as well as:

•	a prorated annual bonus for the year of termination (determined based on actual performance);
•	payment of an amount equal to 18 months of his then-current salary and target bonus, payable in a lump sum;
•	a payment of health insurance premiums for 18 months, but only if Mr. Kessler is not entitled to health insurance coverage from another employer-provided plan; and
•

continued vesting for a period of 24 months of all equity incentive awards granted to him, and in the case of PSUs, based on actual Company performance, provided that any portion of such awards that does not vest pursuant to the above is forfeited and no option may be exercised later than the expiration of the option term as specified in the award agreement.

If any such termination without cause or for good reason were to occur within 24 months following a change of control, Mr. Kessler would be entitled to the same benefits as listed above, except he would be entitled to:

•	a cash payment of an amount equal to 24 months of his then-current salary and target bonus rather than 18 months;
•	a cash payment equal to the cost of health insurance premiums for six months; and
•	immediate vesting of all equity incentive awards granted to him, and in the case of PSUs, based on “target” levels of achievement.

If Mr. Kessler were terminated for cause, he would receive compensation and benefits earned to date, including payment for unused vacation days. If Mr. Kessler’s employment were terminated for death or disability, he would receive compensation and benefits earned to date, including payment for unused vacation days, as well as a prorated annual bonus for the year of termination (determined based on actual performance).

Payments Under the Annual Incentive Plan

Generally, no portion of the payments under the AIP is considered earned or payable for a particular year unless the named executive officer is employed by us and in good standing on the last day of the fiscal year. The AIP , however, may require us to make payments to named executive officers who are no longer employed by us on the last day of the fiscal year under the following circumstances:

•	retirement at age 65 or older;

•	retirement at age 60 or older with at least 10 years of service;
•	early retirement of a named executive officer under an early retirement plan;
•	permanent disability as determined by the Remuneration Committee; or
•	death.

Under all circumstances listed above, the named executive officer, or the executive officer’s estate in the case of death, will be entitled to a pro rata portion of any payment under the AIP for that fiscal year, computed to the date of the termination.

A named executive officer eligible to receive a post-termination payment under the AIP will be paid in a lump sum within a reasonable time after the close of the fiscal year in which termination occurred.

Payments Under the Long-Term Incentive Plan

If a named executive officer terminates employment with us due to death, disability or retirement, the executive officer’s (i) outstanding options will immediately vest in full, (ii) service-vesting restricted stock units (RSUs) will be free of any restriction period; and (iii) PSUs will vest or be forfeited based on the attainment of performance goals. The outstanding options may be exercised in whole or in part by the participant or his fiduciary, beneficiary or conservator, as applicable, at any time prior to their respective expiration dates.

If a named executive officer is involuntarily terminated for economic reasons, the executive officer may exercise the executive officer’s options, to the extent vested, at any time prior to the earlier of (i) the date that is 30 days after the date that is 24 months after the termination date, or (ii) their respective expiration dates. Any options, RSUs and PSUs that are not vested on the termination date, but are scheduled to vest during the 24-month period following the termination date, according to the vesting schedule in effect before termination, will vest as if the participant had continued to provide services to us during the 24-month period. Any unvested options, RSUs and PSUs that are not scheduled to vest during that 24-month period will be forfeited on the termination date. If a named executive officer who is involuntarily terminated for economic reasons should die while the executive officer’s options remain exercisable, the fiduciary of the named executive officer’s estate or the executive officer’s beneficiary may exercise the options (to the extent that those options were vested and exercisable prior to the named executive officer’s death) at any time prior to the later of the date that is (i) 30 days after the date that is 24 months after the named executive officer’s termination date, or (ii) 12 months after the date of death, but in no event later than the respective expiration dates of the options.

Upon an event of termination for any reason during the restriction period, restricted shares and restricted stock units still subject to restriction generally will be forfeited by the named executive officer and reacquired by Perrigo. Subject to the one-year minimum vesting requirements of the LTIP, we may in our sole discretion waive in whole or in part any or all remaining restrictions with regard to a named executive officer’s shares.

If a named executive officer is terminated for cause, any restricted shares or restricted stock units subject to a restriction period will be forfeited and the executive officer’s right to exercise the executive officer’s options will terminate. If within 60 days after a named executive officer is terminated for any reason, we discover circumstances that would have permitted us to terminate a named executive officer for cause, any shares, cash or other property paid or delivered to the named executive officer within 60 days of such termination date will be forfeited and the named executive officer must repay those amounts to Perrigo.

If the named executive officer is terminated for any reason other than those described above, the named executive officer will have the right to exercise the executive officer’s options at any time prior to the earlier of (i) the date that is three months after the termination date, or (ii) their respective expiration dates, but only to the extent that those options were vested prior to the termination date. Any options or RSUs and PSUs that are not vested at the termination date will be forfeited on the termination date. If a named executive officer dies after the termination date while the executive officer’s options remain exercisable and the termination was not due to death, disability, retirement or an involuntary termination for cause or due to economic reasons, the fiduciary of the named executive officer’s estate or the executive officer’s beneficiary may exercise the options (to the extent that those options were vested and exercisable prior to the executive officer’s death) at any time prior to the earlier of (i) 12 months after the date of death, or (ii) their respective expiration dates.

Regardless of the vesting requirements that otherwise apply to an award under the LTIP as described above, in the event of a change in control (as defined in the LTIP ), options and RSUs outstanding under the LTIP as of the date of the change in control that have not vested will become vested and the options will become fully exercisable. The restrictions and deferral limitations applicable to any restricted shares and units will lapse and such restricted shares and service-vesting RSUs will become free of all restrictions and limitations and will become fully vested and transferable. In addition, upon a change in control, all performance awards will be considered to be earned and payable in full, and any deferral or other restriction will lapse, and the performance awards will be immediately settled and distributed. The restrictions and deferral limitations and other conditions applicable to any other stock unit awards or any other awards will lapse, and those other stock unit awards and other awards will become free of all restrictions, limitations or conditions and will become fully vested and transferable to the full extent of the original grant.

The above discussion described the default rules applicable to awards. The Remuneration Committee has the discretion to establish different terms and conditions relating to the effect of the named executive officer’s termination date on awards under the LTIP.

Payments Under the Non-Qualified Deferred Compensation Plan

If a named executive officer is terminated for any reason other than death, the executive officer will receive a termination benefit under the Deferred Compensation Plan equal to the executive officer’s vested account balance. The Non-Qualified Deferred Compensation in 2019 table on page 36 reflects account balances as of the end of 2019.

This termination benefit will be paid to the named executive officer in a lump sum or under an annual installment method of up to 15 years, based on the named executive officer’s choice when the executive officer began participation in the plan or as the executive officer subsequently changed the election. If the named executive officer did not make an election with respect to method of payment for a termination benefit, the executive officer will be deemed to have elected to be paid in a lump sum. A lump sum payment of the termination benefit will be made, or annual installments will commence, as of the first day of the seventh month following the date the named executive officer terminates the executive officer’s employment with us.

A named executive officer’s beneficiary will receive a survivor benefit equal to the named executive officer’s vested account balance if the named executive officer dies before the executive officer commences payment under the Deferred Compensation Plan. The survivor benefit will be paid to the named executive officer’s beneficiary in a lump sum payment as soon as administratively practicable, but in no event later than the last day of the calendar year in which the named executive officer’s death occurs or, if later, by the 15th day of the third month following the named executive officer’s death.

Payments Under the Change in Control Severance Policy for U.S. Employees

On February 13, 2019, we amended and restated our broad-based Change in Control Severance Policy for U.S. Employees to modify the definition of change in control thereunder as it pertains to a change in incumbent directors. As amended, any director whose initial assumption of office was in connection with an actual or threatened proxy solicitation may nonetheless be deemed an incumbent director following such time as such director has been both (i) recommended by our Nominating & Governance Committee for election as a director of the Company and (ii) elected by the Company’s shareholders to serve on the Board of Directors of the Company at three successive annual general meetings.

The change in control policy provides that upon a qualifying termination of employment within two years following a change in control, a named executive officer (other than the CEO and non-U.S. NEO), would receive a lump sum severance payment equal to two times the sum of the executive officer’s base salary and target bonus opportunity, and a prorated annual bonus for the year of termination, based on actual performance.

In addition, the named executive officer would receive payment of health insurance premiums for 18 months, followed by a cash payment equal to the cost of such premiums for another six months, but only if the executive officer is not otherwise entitled to health insurance coverage under another employer-provided plan.

Payments Under the U.S. Severance Policy

On February 13, 2019, we amended and restated our broad-based severance policy for U.S. employees to modify the definition of change in control thereunder as it pertains to a change in incumbent directors. As amended, any director whose initial assumption of office was in connection with an actual or threatened proxy solicitation may nonetheless be deemed an incumbent director following such time as such director has been both (i) recommended by our Nominating & Governance Committee for election as a director of the Company and (ii) elected by the Company’s shareholders to serve on the Board of Directors of the Company at three successive annual general meetings.

Our broad based severance policy provides that, upon a qualifying termination of employment not within two years following a change in control, an eligible named executive officer, other than the CEO and non-U.S. NEO, would receive a severance payment equal to 52 weeks of the executive officer’s base salary, payable in installments, and a pro rata bonus payment for the year in which the termination occurs, based on actual performance.

In addition, the named executive officer would receive payment of health insurance premiums for 12 months, but only if the executive officer is not entitled to health insurance coverage under another employer-provided plan.

In connection with his resignation, Mr. Winowiecki received separation payments and benefits consistent with a termination without cause, as provided under the Executive Committee Severance Policy, including $1,738,125 in cash related to base salary and target bonus, $25,000 in career transition assistance, and 18 months of Company paid COBRA coverage,

Payments Under the Irish Employee Severance Programme

On December 10, 2019, we amended and approved a three-year extension of the Perrigo Employee Severance Programme-Ireland. The Programme provides benefits in cases where an eligible executive officer is: made redundant; terminated without cause; relocated from the existing place of work; subject to a material diminution of authority, duties or responsibilities; or subject to a material diminution in salary. In these cases, eligible executive officers under an Irish employment agreement would receive statutory redundancy pay (where applicable), a notice period or payment in lieu thereof per the terms of the employment agreement, and an ex gratia payment in an amount equal to two and a half times the sum of 52 weeks of pay (prior to any reduction due to a significant reduction in pay) and the eligible executive officer’s target annual bonus for the year in which the severance occurs. Additionally, eligible executives will be entitled to the benefits of the Excise Tax Gross-Up Payment if applicable.

Payments Under the Executive Committee Severance Policy

On October 8, 2018, our Board approved a one-year extension of our Executive Committee Severance Policy, which applies to terminations of employment not in connection with a change in control. On February 13, 2019, we amended and restated the policy to reflect the extension and to modify the definition of change in control thereunder as it pertains to a change in incumbent directors. As amended, any director whose initial assumption of office was in connection with an actual or threatened proxy solicitation may nonetheless be deemed an incumbent director following such time as such director has been both (i) recommended by our Nominating & Governance Committee for election as a director of the Company and (ii) elected by the Company’s shareholders to serve on the Board of Directors of the Company at three successive annual general meetings.

The policy provided that, upon a termination of employment without “cause” or a resignation for “good reason” between June 14, 2017 and January 15, 2020, eligible executive officers (Mr. Kessler is not eligible) would receive severance pay over 18 months in an amount equal to one and a half times the sum of the eligible executive’s base salary and target bonus. The executive officer would also be eligible to receive a pro rata bonus payment for the year in which the termination occurs, based on actual performance, and up to $25,000 of career transition assistance. During the severance period, we will pay the executive officer’s COBRA premiums if the executive officer is based in the U.S. The policy terminated on January 15, 2020 by its terms. While this policy was in effect, to the extent more favorable, executive officers who are U.S. or Belgian employees (other than Mr. Kessler) would have received payments and benefits under this policy instead of the payments and benefits that would have been provided under our other severance arrangements (including the U.S. Severance Policy).

Remuneration Committee Report

The Remuneration Committee of our Board of Directors consists of three directors, each of whom is independent, as defined under SEC rules and the NYSE standards.

The Remuneration Committee has reviewed and discussed the “Compensation Discussion and Analysis” with management. Based on the review and discussions, the Remuneration Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into Perrigo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

THE REMUNERATION COMMITTEE

Jeffrey B. Kindler, Chair

Bradley A. Alford

Erica L. Mann

Equity Compensation Plan Information

The table below provides information about Perrigo’s ordinary shares that may be issued upon the exercise of options and rights under all of our equity compensation plans as of December 31, 2019. Shareholder-approved plans include our LTIP, as well as our Employee Stock Option Plan and Non-Qualified Stock Option Plan for Directors, which were replaced by our LTIP.

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	2,744,905	(1)	$91.56	4,847,595	(2)
Equity compensation plans not approved by shareholders	-		-	-

Total	2,744,905		$91.56	4,847,595

1) Of these shares, 1,523,957 were subject to non-qualified stock options, 722,918 were subject to unvested restricted stock units and 498,030 were subject to unvested performance-based stock units at target.

2) All of these shares were available for issuance under our LTIP.

CEO Pay Ratio

The CEO pay ratio was calculated in accordance with SEC rules and requirements. We identified our median employee in 2019 using target total cash compensation (base salary plus target bonus) for all individuals, excluding the CEO, who were employed by us on December 31, 2019. We believe target total cash compensation is an appropriate consistently-applied compensation measure by which to identify our median paid employee. We excluded 505 individuals in the following jurisdictions because they represent less than 5% of our total employee population: India, China, Hungary, Poland, Czech Republic, Turkey, Slovenia, Ukraine, Slovakia, Serbia, Romania, Bulgaria, Hong Kong, and Latvia. We included all other employees, whether employed on a full- or part-time basis, or seasonally. We did not make any assumptions, and we did not make any adjustments.

We calculated total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2019 Summary Compensation Table in this proxy statement. The total compensation of the median-paid employee, excluding the CEO, was $82,616 for 2019. The Compensation for our CEO in 2019 was $10,525,298. Therefore, the ratio of CEO pay to median employee pay was 127:1.

This information involves reasonable estimates based on employee payroll records and other relevant company information. In addition, SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions, and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.

Audit Committee Report

The Audit Committee of the Board is responsible for monitoring the following, including their related risks: (1) Perrigo’s accounting and financial reporting principles and policies; (2) the integrity of Perrigo’s financial statements and the independent audit thereof; (3) Perrigo’s compliance with legal and regulatory requirements; (4) the qualifications, independence and performance of Perrigo’s independent registered public accounting firm; (5) the qualifications and performance of Perrigo’s internal audit function including where the service is outsourced and (6) Perrigo’s internal control over financial reporting. In particular, these responsibilities include, among other things, the appointment and compensation of Perrigo’s independent registered public accounting firm, reviewing with the independent registered public accounting firm the plan and scope of the audit of the financial statements and internal control over financial reporting and audit fees, monitoring the adequacy of reporting and internal controls and meeting periodically with internal auditors and the independent registered public accounting firm. All of the members of the Audit Committee are independent directors, as such term is defined in Section 303A.02 of the NYSE Listed Company Manual. The Board has adopted an Audit Committee Charter, which it reviews annually based upon input from the Audit Committee.

In connection with the December 31, 2019 financial statements, the Audit Committee: (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent registered public accounting firm the matters required to be discussed under current auditing standards, and (3) received and discussed with the independent registered public accounting firm the written disclosures and letter from the independent registered public accounting firm required under PCAOB Ethics and Independence Rule 3526 and has discussed with the independent registered public accounting firm their independence. Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that Perrigo’s audited financial statements be included in Perrigo’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2019.

THE AUDIT COMMITTEE

Donal O’Connor, Chair

Geoffrey M. Parker

Theodore R. Samuels

PROPOSALS TO BE VOTED ON

Proposal 1 – Election of Directors

Under the Company’s Articles of Association, the Board of Directors must consist of between two and eleven directors, with the exact number determined by the Board of Directors. Nine directors currently serve on our Board of Directors.

All directors who are elected will serve until the 2021 Annual General Meeting.

Based upon the recommendation of the Nominating & Governance Committee, the Board of Directors has nominated Bradley A. Alford, Rolf A. Classon, Adriana Karaboutis, Murray S. Kessler, Jeffrey B. Kindler, Erica L. Mann, Donal O’Connor, Geoffrey M. Parker, and Theodore R. Samuels for election as directors to serve until the 2021 Annual General Meeting.

Shareholders are entitled to one vote per share for each of the nine nominees. In order to be elected as a director, each nominee must receive the affirmative vote of a majority of the votes cast in person or by proxy. If a director nominee does not receive this majority vote, he or she is not elected.

Information about each nominee is set forth below is based on information provided to us as of March 23, 2020.

All Director nominees exhibit:
• High integrity	• An appreciation of multiple cultures
• A proven record of success	• Knowledge of corporate governance requirements and practices

Our Director nominees bring a balance of relevant skills to our boardroom:
• Global perspective	• Regulatory and governmental
• Consumer and pharmaceutical	• Financial
• CEO experience	• Public company board experience

Our Director nominees exhibit an effective mix of diversity, experience and fresh perspectives:
• Gender diversity: 22%
• Average age: 63 years
• Average tenure: approximately 2.9 years
• Active versus retired executives: 4 of 9
• Countries of origin: Australia, Ireland, Sweden and U.S.A.

Election of Directors

The following table provides summary information about our nominees for election to the Board of Directors. Additional information for all of our director nominees may be found on pages 48-52.

Name	Director Since	Primary Occupation	Independent	Number of Other Public Company Boards
Bradley A. Alford	2017	Retired Executive	Yes	One
Rolf A. Classon	2017	Retired Executive	Yes	Two
Adriana Karaboutis	2017	Executive	Yes	One
Murray S. Kessler	2018	Executive	No	None
Jeffrey B. Kindler	2017	Executive	Yes	Three*
Erica L. Mann	2019	Retired Executive	Yes	Two
Donal O’Connor	2014	Retired Executive	Yes	One
Geoffrey M. Parker	2016	Executive	Yes	One
Theodore R. Samuels	2017	Retired Executive	Yes	Two

* As of the date of this mailing, Mr. Kindler serves on four public company boards other than Perrigo. Prior to February 2020, Mr. Kindler served on three public company boards other than Perrigo, but he became a director of a fourth public company board when PDD became a public company in February 2020. However, Siga Technologies, Inc., where Mr. Kindler is a director, announced on March 6, 2020 that Mr. Kindler will not stand for re-election at its May 2020 annual meeting. After such time, Mr. Kindler will only serve on three public company boards other than Perrigo.

Each director will serve for a term expiring at the 2021 Annual General Meeting, until a qualified successor has been elected, or until his or her death, resignation, retirement or removal by the shareholders for cause.

About the Nominated Directors

Our goal is to assemble a Board that operates cohesively and challenges and questions management in a constructive way. When assessing directors for the Board, we consider:

•	the directors’ overall mix of skills and experience;
•	the director’s understanding of our business;
•	how active they are in participating in Board, committee and annual general meetings; and
•	their character, integrity, judgment, record of achievement, diversity and independence.

We also look at a director’s ability to contribute to the Board, his or her available time and his or her participation on other boards. We believe these are important factors that impact the quality of the Board’s decision-making and its overall oversight of management and our business. The Nominating & Governance Committee specifically considers diversity in regard to the selection of nominees.

Our Expectations for Directors

We expect each member of our Board of Directors to act honestly and in good faith and to exercise business judgment with a view to the best interests of Perrigo overall. Each director is expected to:

•	comply with our Code of Conduct, including conflict of interest disclosure requirements;
•	develop an understanding of our strategy, our business environment and operations, the markets in which we operate and our financial position and performance;
•	diligently prepare for each Board, committee and annual general meeting by reviewing all of the materials he or she receives in advance;
•	actively and constructively participate in each Board meeting and seek clarification from management and outside advisors when necessary to fully understand the issues being considered;
•	participate in continuing education programs, as appropriate; and
•	participate in the Board and committee self-assessment process.

Director Experience

Our Board represents a cross-section of business, industry and financial experience. All of our directors bring to the Board of Directors significant leadership experience derived from their professional experience in either the corporate or academic sectors, as well as their service as executives or board members of other corporations or businesses. The process undertaken by the Nominating & Governance Committee in recommending qualified director candidates is described in “Director Nominations” on page 8. Certain individual qualifications and skills of our directors that contribute to the effectiveness of our Board of Directors as a whole are described below.

All of the nominees for this year are current Perrigo directors. We will vote your shares as you specify on the enclosed proxy card or through telephone or Internet voting. If you return a proxy card and do not specify how you want your shares voted, we will vote them FOR the election of each of the nominees. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares FOR that other person. The Board of Directors does not anticipate that any nominee will be unable to serve.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS AT THE AGM

Bradley A. Alford, 63, has been a director of Perrigo since February 2017. Mr. Alford joined Advent International Corporation, a global private equity firm, in 2014 as an Industry Advisor and moved to Operating Partner in March of 2016. From 2006 to 2013, Mr. Alford was Chairman and Chief Executive Officer of Nestlé USA. Mr. Alford also served as CEO and President of Nestlé Brands Company. He serves as a director of Avery Dennison Corporation since April 2010 and previously served as a director of Conagra Brands, Inc. from July 2015 to September 2018. Throughout his career, Mr. Alford has been focused on developing brands, initiatives to improve processes and facilitate best practices across an organization.

Director Qualifications:

•	Leadership experience – current and previous executive leadership roles within the private and public sectors.
•	Board and corporate governance experience – board and corporate governance experience from service as a director of public, private and non-profit companies.

•	Industry knowledge – extensive experience and knowledge in management, operations and supply chain as well as the development and marketing of consumer products.

Rolf A. Classon, 74, has been a director of Perrigo since May 2017. Mr. Classon served as Interim President and Chief Executive Officer of Hillenbrand Industries, a global diversified industrial company, from May 2005 until March 2006. From 2002 until June 2004, Mr. Classon served as Chairman of the Executive Committee of Bayer Healthcare AG, a subsidiary of Bayer AG. Mr. Classon served as President of Bayer Diagnostics from 1995 to 2002 and as Executive Vice President from 1991 to 1995. Prior to 1991, Mr. Classon held various management positions with Pharmacia Corporation. Mr. Classon serves as a director of Fresenius Medical Care AG and Co. since May 2012, and Catalent, Inc. since July 2014. Mr. Classon also served as a director of Hill-Rom Holdings, Inc., from July 2001 to March 2018, Aerocrine AB, Stockholm from May 2013 to July 2015, Auxilium Pharmaceuticals from July 2005 to January 2015 and Tecan Group, Ltd. from 2009 to April 2018.

Director Qualifications:

•	Leadership and operating experience – previous executive leadership roles at Hillenbrand Industries, Bayer Healthcare AG, Bayer Diagnostics and Pharmacia Corporation.
•	Board and corporate governance experience – board and corporate governance experience from current and prior service as a director and committee member on public boards.
•	Industry knowledge – extensive experience in varying roles within the pharmaceutical industry.

Adriana Karaboutis, 57, has been a director of Perrigo since May 2017. Since August 2017, Ms. Karaboutis has served as Chief Information and Digital Officer of National Grid, a publicly traded utility company. Ms. Karaboutis served as Executive Vice President, Technology, Business Solutions and Corporate Affairs at Biogen Inc., an independent biotechnology company from December 2015 to February 2017, and as Executive Vice President, Technology and Business Solutions from September 2014 to December 2015. Prior to that, Ms. Karaboutis served as Vice President and Global Chief Information Officer of Dell, Inc., a global technology company, from 2011 to September 2014, and as Vice President of IT, Global Operations and Technology from 2010 to 2011. Ms. Karaboutis spent more than 20 years at General Motors Corporation and Ford Motor Company in various leadership positions, including computer-integrated manufacturing, supply chain operations and information technology. Ms. Karaboutis has been a director of Advance Auto Parts, Inc. since 2015 but as announced on March 4, 2020 she will not be standing for re-election to the Advance Auto Parts board at its May 2020 AGM. Pursuant to a press release dated March 4, 2020, Aspen Technologies, a global leader in optimization software, has appointed Ms. Karaboutis to its board beginning in July 2020. Ms. Karaboutis served on the board of directors of Blue Cross Blue Shield of Massachusetts from February 2016 to December 2017.

Director Qualifications:

•	Leadership and operating experience – executive leadership roles in the public and non-profit sectors across multiple industries.
•	Board and corporate governance experience – current and prior board and committee experience in the healthcare, retail and cyber security industries.
•	Industry knowledge – extensive experience and knowledge in management, technology and cyber security.

Murray S. Kessler, 60, was appointed President, Chief Executive Officer and Board Member of Perrigo Company plc, effective October 8, 2018. Before joining Perrigo, Mr. Kessler served as the Chairman of the board of directors, President and CEO of Lorillard, Inc. (2010-2015). He served as Vice Chair of Altria, Inc. (2009) and President and CEO of UST, Inc. (2000-2009), a wholly owned subsidiary. Previous to his time at UST, Mr. Kessler had over 18 years of consumer-packaged goods experience with companies including Vlasic Foods International, Campbell Soup and The Clorox Company. In addition to his board service at Lorillard, Mr. Kessler previously served on the board of directors of Reynolds-American, Inc. from 2015 to 2017. Since 2015, Mr. Kessler has served as voluntary President of the United States Equestrian Federation.

Director Qualifications:

•	Leadership experience – current Chief Executive Officer and previous executive leadership roles within the public sector.
•	Board and corporate governance experience – board and corporate governance experience from service as a director and chairman of public and non-profit companies.
•	Industry knowledge – extensive experience and knowledge in management, operations and the development and marketing of consumer products.

Jeffrey B. Kindler, 64, has been a director of Perrigo since February 2017. Mr. Kindler has served as CEO of Centrexion Corporation, a privately held bio therapeutics company that develops pain therapies, since 2013. He also serves as a Managing Director at Starboard Capital Partners and an advisor to a number of healthcare companies. Prior to this, Mr. Kindler was a Venture Partner at Lux Capital from 2012 until January 2020, Executive Chairman of vTv from July 2015 to November 2019, Chairman and CEO of Pfizer, Vice President of Litigation and Legal Policy at General Electric Company, Executive Vice President and General Counsel at McDonald’s, and President at Partner Brands. In addition, Mr. Kindler has been a director of Intrexon, now known as Precigen since 2011, vTv Therapeutics since 2015 and PPD since February 2020 when PDD became a public company. Based on an 8-K filed on March 6, 2020, Mr. Kindler will not stand for re-election as a director of Siga Technologies, where he has served as a director since 2013, such that his service on that board will end at Siga’s next AGM, which is expected to be in May 2020.

Director Qualifications:

•	Leadership experience – current and previous executive leadership roles within the private and public sectors.
•	Board and corporate governance experience – board and corporate governance experience from service as a director of public, private and non-profit companies.
•	Legal experience – extensive legal experience in both the public and private sectors.

Erica L. Mann, 61, has been a director of Perrigo since April 2019. Ms. Mann is a seasoned pharmaceutical executive. She served as President of Bayer’s Consumer Health Division from 2011 until March 2018. Prior to this Ms. Mann was the President of Pfizer’s Global Nutrition Division from 2009 until 2011 and with the Wyeth Group from 1994 until 2009, where she held various senior executive positions. Ms. Mann has served as a non-executive director of Kellogg since February 2019, and has served as a non-executive director of DSM, a global Nutrition, Health and Sustainable Living company, since May 2019. She previously served as director of SOHO Flordis International from August 2018 until November 2019 and Bayer AG from 2016 until March 2018 and as the chair of the World Self Medication Industry Association (Geneva, Switzerland) from 2011 until March 2018. She has held executive positions in several industry organizations, including the South African Pharmaceutical Manufacturers’ Association, Medicines Australia, and the International Association of Infant Food Manufacturers.

Director Qualifications:

•	Leadership experience – former executive and previous executive leadership roles within the private and public sectors.
•	Board and corporate governance experience – current and prior board and committee experience in the pharmaceutical and other industries.
•	Industry knowledge – extensive experience and knowledge in management, operations and the development and marketing in the pharmaceutical and self-care industries.

Donal O’Connor, 69, has been a director of Perrigo since November 2014 and was previously a director of Elan Corporation, plc from May 2008 until Perrigo’s acquisition of Elan in December 2013. He was previously the senior partner of PwC in Ireland from 1995 until 2007. He was also a member of PwC Global board from 2003 to 2008 and was a former chairman of the PwC Eurofirms board. From December 2008 to May 2012, Mr. O’Connor served as a director for Readymix plc, an Irish concrete manufacturer and supplier. From December 2008 to June 2010, Mr. O’Connor served as the government appointed Chairman of Anglo Irish Bank plc. From July 2017 to July 2018, Mr. O’Connor served as a director of Malin Corporation. Since October 2015, Mr. O’Connor has served as a director of Theravance Biopharma, Inc. Mr. O’Connor also holds directorships on a number of private Irish company boards.

Director Qualifications:

•	Leadership experience – former Senior Partner of Pricewaterhouse Coopers.
•	Board and corporate governance experience – current and prior board and committee experience in the financial, pharmaceutical and other industries.
•

Accounting and financial expertise – qualified chartered accountant currently designated as an “audit committee financial expert” given his skills and attributes acquired through relevant education and work experience.

Geoffrey M. Parker, 55, has been a director of Perrigo since November 2016. Since April 2017, Mr. Parker has served as Chief Financial Officer of Tricida, Inc., a biopharmaceutical company. Mr. Parker previously served as Chief Financial Officer of Anacor Pharmaceuticals, a biopharmaceutical company, from September 2010 to May 2015. From 1997 to 2009, Mr. Parker led the West Coast Healthcare Investment Banking practice at Goldman Sachs, where he advised leading companies in the biotechnology, life science tools and medical device industries. Mr. Parker has served as a member of the board of directors of ChemoCentryx since December 2009. Mr. Parker previously served on the board of directors of Genomic Health from June 2016 until November 2019 and of Sunesis Pharmaceuticals from March 2016 until December 2017.

Director Qualifications:

•	Leadership experience – current Chief Financial Officer as well as a former investment banking executive.
•	Board and corporate governance experience – current board and committee experience in the health science industry.
•	Accounting and financial expertise – designated as an “audit committee financial expert” given his skills and attributes acquired through relevant education and work experience.

Theodore R. Samuels, 65, has been a director of Perrigo since January 2017. From 1981 to 2017, Mr. Samuels was an investor at Capital Group, a financial services company, and he served as President of Capital Guardian Trust Company, an affiliated company of Capital Group, from 2010 to 2016. While at Capital Group, he also served on The Capital Group board, audit committee and finance committee, as well as on numerous management and investment committees. Mr. Samuels has been a director for Stamps.com since January 2017 and a director of Bristol-Myers Squibb since February 2017.

Director Qualifications:

•	Leadership experience – former investment management executive and former co-chair of Children’s Hospital Los Angeles.
•	Board and corporate governance experience – past and current board and committee experience in the financial and health science industries.
•	Accounting and financial expertise – extensive accounting and financial skills and attributes acquired through relevant education and work experience.

Accordingly, we are asking shareholders to approve the following resolutions as Ordinary Resolutions of the Company at the AGM:

RESOLVED that the shareholders elect, by separate resolutions, the following individuals as directors, to serve until the 2021 Annual General Meeting:

•	Bradley A. Alford
•	Rolf A. Classon
•	Adriana Karaboutis
•	Murray S. Kessler
•	Jeffrey B. Kindler
•	Erica L. Mann
•	Donal O’Connor
•	Geoffrey M. Parker
•	Theodore R. Samuels

The Board of Directors unanimously recommends a vote FOR

each of the director nominees

Proposal 2 – Ratification, in a Non-Binding Advisory Vote, of the Appointment of Ernst & Young LLP as the Company’s Independent Auditor and Authorization, in a Binding Vote, of the Board of Directors, Acting Through the Audit Committee, to Fix the Remuneration of the Auditor

The firm of Ernst & Young LLP (“EY”) began auditing the consolidated financial statements of Perrigo Company, our predecessor, in fiscal 2009. The Audit Committee has appointed EY to serve as our independent auditor for fiscal year 2020, and the Board of Directors recommends that the shareholders ratify the appointment of EY to audit our consolidated financial statements for our 2020 fiscal year. While under Irish law, EY is deemed to be reappointed without the necessity of a shareholder vote, we are submitting the appointment to our shareholders as a matter of good corporate practice to obtain their views. In addition, the shareholders are being asked to authorize the Board of Directors, acting through the Audit Committee, to determine EY’s remuneration. This authorization is required by Irish law. The affirmative vote of a majority of the votes cast at the AGM is required for this proposal.

We expect representatives of EY to be present at the AGM with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

EY has advised us that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in Perrigo or any of its affiliates other than as accountants.

During fiscal years 2018 and 2019, we retained EY to perform auditing and other services for us and paid them the following amounts for these services:

Fiscal Year 2018		Fiscal Year 2019
Audit Fees	$12,278,836	Audit Fees	$12,017,011
Audit-Related Fees(1)	$1,212,369	Audit-Related Fees(1)	$3,610,184
Tax Compliance	$197,006	Tax Compliance	$141,000
Tax Consulting & Advisory	$1,796,525	Tax Consulting & Advisory	$130,000

All Other Fees	-0-	All Other Fees	-0-

Total Fees	$15,484,736	Total Fees	$15,898,195

(1)	Relates primarily to services provided in connection with the Company’s strategic portfolio review.

The Audit Committee maintains a policy pursuant to which it reviews and pre-approves audit and permitted non-audit services (including the fees and terms thereof) to be provided by our auditor, except for the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 that are approved by the Audit Committee prior to the completion of our audit. The Chair of the Audit Committee, or any other member or members designated by the Audit Committee, is authorized to pre-approve non-audit services, provided that any pre-approval shall be reported to the full Audit Committee at its next scheduled meeting. All audit and other services performed by our auditor in fiscal year 2019 were approved in accordance with the Audit Committee’s policy.

Accordingly, we are asking shareholders to approve the following resolution as an Ordinary Resolution of the Company at the AGM:

RESOLVED that the shareholders of Perrigo Company plc (the “Company”) ratify, in a non-binding advisory vote, the appointment of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2020, and authorize, in a binding vote, the Board of Directors acting through the Audit Committee to fix the remuneration of the auditor.

The Board of Directors unanimously recommends that shareholders vote

FOR the ratification, in a non-binding advisory vote, of the appointment of Ernst & Young LLP as our Company’s independent auditor for the fiscal year ending December 31, 2020 and authorize, in a binding vote, the Board of Directors, acting through the Audit Committee, to fix the remuneration of the auditor

Proposal 3 – Advisory Vote on Executive Compensation

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires us to provide our shareholders with an opportunity to cast an advisory vote regarding the compensation of our named executive officers. This is commonly known as a “Say-on-Pay” proposal, as it gives our shareholders the opportunity to communicate to the Remuneration Committee and the Board of Directors their view on our compensation of the named executive officers.

It has been our practice to hold a Say-on-Pay vote annually, and at our 2019 AGM, our shareholders expressed their preference that we continue to do so. For that reason, we are asking our shareholders to approve, on a non-binding basis, the compensation of the Company’s named executive officers disclosed in this proxy statement. As described in detail in the “Compensation Discussion and Analysis”, beginning on page 14, our philosophy in setting executive compensation is to provide a total compensation package that provides the compensation and incentives needed to attract, retain and motivate talented executives who are crucial to our long-term success while aligning our executives’ compensation with our short-term and long-term performance.

Consistent with that philosophy, a significant percentage of the total compensation opportunities for each of our named executive officers is directly related to our stock price performance and to other performance factors that measure progress against operating plans and the creation of shareholder value. Through stock ownership requirements and equity incentives, we also align the interests of our executives with the long-term interests of the Company and our shareholders. For these reasons, we believe that our executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles.

At the 2019 AGM, our shareholders strongly approved the Say-on-Pay proposal, with more than 90% of the votes cast voting in favor of the proposal.

With respect to executive compensation during 2019, we believe that the Company’s financial performance provides strong support for the compensation of our named executive officers, including7:

•

The Company made significant progress in the first year of its three-year transformation plan as management and the Board of Directors took decisive action in transforming Perrigo into a consumer Self-Care market leader.

•	Delivered consolidated reported net sales of $4.8 billion, reported operating income of $0.2 billion and adjusted operating income of $0.8 billion.
•	Grew consolidated reported net sales by 2.2%, adjusted net sales by 6.1%[8] and adjusted organic net sales by 2.8%[9].
○	Consumer Self-Care International adjusted net sales grew 5.1%, while adjusted organic net sales grew 1.9%.
○	Consumer Self-Care Americas delivered adjusted net sales growth of 7.1%, while adjusted organic net sales grew 2.4%.
○	Prescription Pharmaceuticals reported net sales increased 5.1%.
•	Advanced the consumer self-care growth strategy with the acquisitions of:
○	Ranir Global Holdings, LLC, a leading global private label supplier of oral self-care products; and

[7]	See Exhibit A for reconciliation of Adjusted (non-GAAP) to Reported GAAP.
[8]

All comparisons of adjusted net sales to a prior period are on a constant currency basis. This means that foreign currency sales recorded in 2019 are converted to U.S. dollars using the average exchange rate in effect during 2018. Adjusted net sales also excludes the exited animal health and infant foods businesses from CSCA in both periods and reverses certain product returns relating to the voluntary global market withdrawal of ranitidine in the third quarter of 2019 only.

[9]

Adjusted organic net sales growth excludes the 2019 acquisition of Ranir from CSCA and CSCI, as well as the exited animal health and infant foods businesses from CSCA in both periods, and reverses certain product returns relating to the voluntary global market withdrawal of ranitidine in the third quarter of 2019 from CSCA and CSCI. In addition, comparisons of adjusted organic net sales growth are made on a constant currency basis.

○	The branded OTC rights to Prevacid®24HR, a well-established brand for the treatment of frequent heartburn.
•	Reconfigured our portfolio by divesting the Animal Health business.
•

Achieved our base plan initiatives highlighted by more than $230 million in new product sales, growing our e-commerce sales by 50%, gaining market share in key categories, and improving customer service levels;

•	Invested in repeatable growth platforms through a centralized R&D team that identified more than 50 new initiatives with approximately $500 million in future pipeline potential;
•	Initiated a $100 million annualized cost savings program that is expected to generate approximately $30 million in net savings per year over the next three years;
•	Increased our dividend for the 16th consecutive year;
•

Announced the appointment of James E. Dillard III as EVP & Chief Scientific Officer; Mr. Dillard has a proven 31-year track record in regulated consumer and medical products, FDA regulatory affairs and consumer product development;

•	Announced the appointment of Raymond P. Silcock as EVP & CFO; is a consumer-packaged goods veteran who has been instrumental in corporate transformations; and
•	Delivered 35.65% TSR versus the S&P 500’s 31.48% TSR.

Our pay-for-performance compensation program demonstrated once again in 2019 that it is working as intended.

The Remuneration Committee and Board of Directors believe that the information provided in the “Compensation Discussion and Analysis” demonstrates that our executive compensation program aligns our executives’ compensation with Perrigo’s short-term and long-term performance and provides compensation and incentives needed to attract, motivate and retain key executives that are crucial to Perrigo’s long-term success.

Although this Say-on-Pay advisory vote is non-binding, the Remuneration Committee and the Board will review the results of this vote and take them into account for future determinations concerning our executive compensation program.

Accordingly, we are asking shareholders to approve the following resolution as an Ordinary Resolution of the Company at the AGM:

RESOLVED that the shareholders of Perrigo Company plc (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement for the 2020 Annual General Meeting of Shareholders, including the Compensation Discussion and Analysis and the compensation tables and narrative disclosures under the “Executive Compensation” section of this proxy statement.

The Board of Directors unanimously recommends that shareholders vote

FOR the approval, on an advisory basis, of the compensation of the

Company’s named executive officers

Proposal 4 – Renew the Board’s Authority to Issue Shares under Irish Law

Under Irish law, directors of an Irish public limited company must have authority from its shareholders to issue any shares, including shares which are part of the company’s authorized but unissued share capital. On April 26, 2019, shareholders granted the Board authority to issue shares, with such authority to expire on October 26, 2020. The proposed resolution seeks to renew the Board’s authority to issue shares.

It is customary practice in Ireland to seek shareholder authority to issue shares with an aggregate nominal value of up to 33% of the aggregate nominal value of the company’s issued share capital and for such authority to be renewed each year.

Consistent with that practice, we are seeking approval to issue up to a maximum of 33% of our issued ordinary capital for a period expiring 18 months from the passing of this resolution, unless otherwise varied, revoked or renewed. We expect to propose renewal of this authorization on a regular basis at our annual general meetings in subsequent years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and enables us to issue shares, including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under our Articles of Association upon the terms below. In addition, because we are a NYSE-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and the U.S. Securities and Exchange Commission, including those rules that limit our ability to issue shares in specified circumstances. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE with whom we compete. Approval of this resolution would merely place us on par with other NYSE-listed companies.

Accordingly, we are asking shareholders to approve the following resolution as an Ordinary Resolution of the Company at the AGM:

RESOLVED that the directors are generally and unconditionally authorized to exercise all powers to allot and issue relevant securities (within the meaning of section 1021 of the Companies Act 2014) up to an aggregate nominal value of approximately €44,922 (44,921,795 shares) (being equivalent to approximately 33% of the aggregate nominal value of the issued share capital of the Company as at the last practicable date prior to the issue of the notice of this meeting) and that the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot relevant securities in pursuance of any such offer or agreement as if the authority conferred had not expired.

The Board of Directors unanimously recommends that shareholders vote

FOR the renewal of the Board’s authority to issue shares under Irish law

Proposal 5 – Renew the Board’s Authority to Opt-out of

Statutory Pre-emption Rights under Irish Law

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the pre-emption right). On April 26, 2019, shareholders granted the Board this authorization, with such authority to expire on October 26, 2020. The proposed resolution seeks to renew the Board’s authority to opt-out of statutory pre-emption rights.

It is customary practice in Ireland to seek shareholder authority to opt-out of the pre-emption rights provision in the event of (1) the issuance of shares in connection with any rights issue and (2) the issuance of shares for cash, if the issuance is limited to up to 5% of a company’s issued ordinary share capital (with the possibility of issuing an additional 5% of the company’s issued ordinary share capital provided the company uses it only in connection with an acquisition or specified capital investment that is announced contemporaneously with the issuance, or which has taken place in the preceding six-month period and is disclosed in the announcement of the issue), bringing the total acceptable limit to 10% of the company’s issued ordinary share capital.

It is also customary practice for such authority to be limited to a period of up to 18 months. Consistent with these customary practices, we are seeking this authority for a period expiring 18 months from the passing of this resolution, unless otherwise varied, renewed or revoked. We expect to propose renewal of this authorization on a regular basis at our annual general meetings in subsequent years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish customary practice. Similar to the authorization requested in Proposal 6, this authority is fundamental to our business and, if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares in the manner already permitted under our Articles of Association upon the terms below. Without this authorization, in each case where we issue shares for cash, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders. This requirement could cause delays in the completion of acquisitions and capital raising for our business. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE with whom we compete. Approval of this resolution would merely place us on par with other NYSE-listed companies.

Accordingly, we are asking shareholders to approve the following resolution as a Special Resolution of the Company at the AGM:

RESOLVED that, subject to and conditional on the passing of the resolution in respect of Proposal No. 5 as set out above, the directors are empowered pursuant to section 1023 of the Companies Act 2014 to allot and issue equity securities (within the meaning of section 1023 of the Companies Act 2014) for cash, pursuant to the authority conferred by Proposal No. 6 as if section 1022 of that Act did not apply to any such allotment, provided that this power shall be limited to:

(a)

the allotment of equity securities in connection with a rights issue in favor of the holders of ordinary shares (including rights to subscribe for, or convert into, ordinary shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be) to the respective numbers of ordinary shares held by them (but subject to such exclusions or other arrangements as the directors may deem necessary or expedient to deal with fractional entitlements that would otherwise arise, or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory, or otherwise); and
(b)

the allotment (otherwise than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate nominal value of approximately €13,613 (13,612,665 shares) (being equivalent to approximately 10% of the aggregate nominal value of the issued ordinary share capital of the Company as of March 9, 2020) (the latest practicable date before this Proxy Statement) provided that, with respect to 6,806,333 of such shares, (being equivalent to approximately 5% of the issued ordinary share capital as of March 9, 2020), such allotment is to be used for the purposes of an acquisition or a specified capital investment;

and, in each case, the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.

The Board of Directors unanimously recommends that shareholders vote FOR the renewal of the Board’s authority to opt-out of statutory pre-emption rights under Irish law

Other Matters

Presentation of Irish Statutory Financial Statements

The Company’s Irish Statutory Financial Statements for the fiscal year ended December 31, 2019, including the reports of the directors and auditor thereon, will be considered at the AGM. Since we are an Irish company, we are required to prepare Irish statutory financial statements under applicable Irish company law and to deliver those accounts to shareholders of record in connection with our AGM. There is no requirement under Irish law that such statements be approved by shareholders, and no such approval will be sought at the AGM. We will mail without charge, upon written request, a copy of the Irish Statutory Financial Statements to beneficial owners of our shares and shareholders of record. Requests should be sent to: Perrigo Company plc, Attention: Todd W. Kingma, Company Secretary, Sharp Building, Hogan Place, Dublin 2, D02 TY74, Ireland, or at GeneralMeeting@perrigo.com. The Company’s Irish Statutory Financial Statements are also available on our website at www.perrigo.com.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including financial statement schedules, is on file with the Securities and Exchange Commission and delivered with this proxy statement. If you would like a copy of the exhibits to the Form 10-K, please contact Todd W. Kingma, Company Secretary, Perrigo Company plc, Sharp Building, Hogan Place, Dublin 2, D02 TY74, Ireland, or at GeneralMeeting@perrigo.com.

Questions and Answers and Voting Information

1.	Who may vote and how many votes do I have?

Shareholders owning Perrigo’s ordinary shares at the close of business on March 9, 2020, the record date, or their proxy holders, may vote their shares at the AGM. On that date, there were 136,126,650 Perrigo ordinary shares outstanding.

Each ordinary share held as of the record date is entitled to one vote on each matter properly brought before the AGM.

2.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Shareholder of Record: If your ordinary shares are registered directly in your name with Perrigo’s Transfer Agent, Computershare, you are considered, with respect to those shares, the “shareholder of record.”

Beneficial Owner: If your shares are held in a brokerage account or by another nominee (including through a Tel Aviv Stock Exchange (“TASE”) Clearing House member), you are considered to be the beneficial owner of shares held in “street name,” and these proxy materials, together with a voting instruction card, are being forwarded to you by your broker, bank or other nominee. As the beneficial owner of the shares, you have the right to direct your broker, bank or other nominee how to vote, and you are also invited to attend, but not vote at, the AGM. If you are a beneficial owner, you may not vote your shares in person at the AGM unless you obtain a legal proxy giving you the right to vote those shares at the AGM from the broker, bank or other nominee holding your shares in street name, or if you are a beneficial owner of shares traded through the TASE, unless you obtain a certificate of ownership from the Tel Aviv Stock Exchange Clearing House Ltd. (the “TASE Clearing House”) member through which your shares are registered. If your shares are held in this way, your broker, bank or other nominee should have enclosed or provided voting instructions for you to use in directing the broker, bank or other nominee how to vote your shares.

3.	How do I vote?

While you should follow the specific voting instructions given by your bank, broker or other nominee; here is a summary of the common voting methods:

If you own ordinary shares as a shareholder of record, you may vote your shares in any of the following ways:

•	mailing your completed and signed proxy card in the enclosed return envelope by following the instructions set forth in the enclosed proxy card;
•	voting by telephone by following the recorded instructions or over the Internet as instructed on the enclosed proxy card; or
•	attending the AGM and voting in person.

If you vote by Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned a proxy card by mail.

If you hold your shares in street name (other than through a TASE Clearing House member):

•

You will need to obtain a legal proxy from your bank, broker or nominee in order for you to vote in person at the AGM and submit the legal proxy along with your ballot at the AGM. In addition, you may request paper copies of the Proxy Statement from your broker, bank or nominee by following the instructions on the Internet Notice of Availability provided by your broker, bank or nominee.

If you own shares that are traded through the TASE, you may vote your shares in one of the following two ways:

•

By mail: complete, sign and date the proxy card and attach to it an ownership certificate from the TASE Clearing House member through which your shares are registered (i.e., your broker, bank or other nominee) indicating that you were the beneficial owner of the shares on March 9, 2020, the record date for voting, and return the proxy card along with the ownership certificate, to our designated address for that purpose in Israel, P.O. Box 7100 , Tel Aviv, 6107002, Israel. The proxy card and ownership certificate must be received no later than April 30, 2020 at 11:59 p.m., to be included in the tally of shares voted at the AGM. If the TASE member holding your shares is not a TASE Clearing House member, please make sure to include an ownership certificate from the TASE Clearing House member in which name your shares are registered.

•

In person: attend the AGM, where ballots will be provided. If you choose to vote in person at the AGM, you need to bring an ownership certificate from the TASE Clearing House member through which your shares are registered (i.e., your broker, bank or other nominee) indicating that you were the beneficial owner of the shares on March 9, 2020, the record date for voting. If the TASE member holding your shares is not a TASE Clearing House member, please make sure to include an ownership certificate from the TASE Clearing House member in which name your shares are registered.

4.	If I voted by proxy, can I still attend and vote at the AGM?

Yes. Even if you have voted by proxy, you may still attend and vote at the AGM. Please note, however, that if you are a beneficial owner whose shares are held in street name, you are not the shareholder of record. In that event, if you wish to attend and vote at the AGM, you must obtain a proxy issued in your name from that holder of record giving you the right to vote your shares at the AGM, or if you are a beneficial owner of shares traded through the TASE, you must obtain a certificate of ownership from the TASE Clearing House member through which your shares are registered.

5.	May I change my vote after I have mailed my signed proxy card or voted by telephone or over the Internet?

Yes, if you own ordinary shares as a shareholder of record, you may change your vote at any time before your proxy is voted at the AGM in one of four ways:

•	timely deliver a valid later-dated proxy by mail by following the instructions set forth in the enclosed proxy card;

•	timely deliver written notice that you have revoked your proxy to the Company Secretary at the following address:

Perrigo Company plc,

Sharp Building,

Hogan Place,

Dublin 2, D02 TY74, Ireland

Attn: Company Secretary;

•	timely submit revised voting instructions by telephone or over the Internet by following the instructions set forth on the proxy card; or
•	attend the AGM and vote in person. Simply attending the AGM, however, will not revoke your proxy or change your voting instructions; you must vote by ballot at the AGM to change your vote.

If you are a beneficial owner of shares held in street name (including through a TASE Clearing House member) and you have instructed your bank, broker or other nominee to vote your shares, you may revoke your proxy at any time, before it is exercised, by:

•	following the requirements of your bank, broker or nominee or, if your shares are traded through the TASE, the TASE Clearing House member through which your shares are registered; or
•

voting in person at the AGM by obtaining a legal proxy from your bank, broker or nominee and submitting the legal proxy with your ballot (if your shares are traded through the NYSE) or by obtaining a certificate of ownership from the TASE Clearing House member through which your shares are registered and submitting the certificate of ownership along with your ballot (if your shares are traded through the TASE).

6.	How does discretionary voting authority apply?

If you sign, date and return your proxy card or vote by telephone or Internet, your vote will be cast as you direct. If you do not indicate how you want to vote, you give authority to Ray Silcock and Todd Kingma to vote on the items discussed in these proxy materials and on any other matter that is properly raised at the AGM. In that event, your proxy will be voted consistent with the Board’s voting recommendations and FOR or AGAINST any other properly raised matters at the discretion of Ray Silcock and Todd Kingma.

7.	What constitutes a quorum?

According to our Memorandum and Articles of Association, the presence of more than 50% of the total issued shares constitutes a quorum. You will be considered part of the quorum if you return a signed and dated proxy card, vote by telephone or Internet, or attend the AGM in person. Abstentions and broker non-votes are counted as “shares present” at the AGM for purposes of determining whether a quorum is present at the meeting.

8.	What are broker non-votes?

A broker non-vote occurs when the broker, bank or other holder of record that holds your shares in street name is not entitled to vote on a matter without instruction from you and you do not give any instruction. Unless instructed otherwise by you, brokers, banks and other street name holders will not have discretionary authority to vote on any matter at the AGM other than Proposal 2 and will be considered “broker non-votes” having no effect on the relevant resolution.

9.	What is the required vote?

To pass an ordinary resolution, a simple majority of the votes cast in person or by proxy must be in favor of the resolution, while 75% of the votes cast is required for a special resolution to pass.

The election of each person nominated to serve as a director in Proposals 1-5 are ordinary resolutions requiring a simple majority of votes cast. Proposal 6 is a special resolution requiring 75% of votes cast to pass. Abstentions and broker non-votes will have no impact on the outcome of any proposal.

10.	How do I submit a shareholder proposal or director nomination for the next AGM?

If you want to submit a proposal for inclusion in our proxy statement for the 2021 AGM or nominate an individual for election as a director at the 2021 AGM, you should carefully review the relevant provisions of the Company’s Memorandum and Articles of Association. You must submit your proposal no later than November 27, 2020. Your nomination or proposal must be in writing and must comply with the proxy rules of the Securities and Exchange Commission (the “SEC”) and the Memorandum and Articles of Association of the Company. If you want to submit a nomination or proposal to be raised at the 2021 AGM but not included in the proxy statement, we must receive your written proposal on or after February 5, 2021, but on or before February 25, 2021. If you submit your proposal after the deadline, then SEC rules permit the individuals named in the proxies solicited by Perrigo’s Board of Directors for that meeting to vote on that proposal at their discretion, but they are not required to do so.

To properly bring a proposal (other than the nomination of a director) before an annual general meeting, the advance notice provisions of our Articles of Association require that your notice of the proposal must include in summary: (1) your name and address and the name and address of the beneficial owner of the shares, if any; (2) the number of Perrigo ordinary shares owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings that you or any beneficial owner have entered into with respect to the shares (which information must be supplemented as of the record date) or the business proposed to be brought before the meeting; (4) a representation that you or any beneficial owner are the holder of shares entitled to vote at the meeting and intend to appear at the meeting to propose such business; (5) a representation whether you or any beneficial owner are a part of a group that intends to deliver a proxy statement or otherwise solicit proxies on the proposal; (6) any other information regarding you or any beneficial owner that would be required under the SEC’s proxy rules and regulations; and (7) a brief description of the business you propose to be brought before the meeting, the reasons for conducting that business at the meeting, and any material interest that you or any beneficial owner has in that business. You should send any proposal to our Company Secretary at Perrigo Company plc, Sharp Building, Hogan Place, Dublin 2, D02 TY74, Ireland.

With respect to director nominations, the advance notice provisions of our Articles of Association require that your notice of nomination must include: (1) your name and address and the name and address of the beneficial owner of the shares, if any; (2) the number of Perrigo ordinary shares owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings that you or any beneficial owner have entered into with respect to the shares (which information must be supplemented as of the record date); (4) a representation that you or any beneficial owner are the holder of shares entitled to vote at the meeting and intend to appear at the meeting to propose such business; (5) a representation whether you or any beneficial owner are a part of a group that intends to deliver a proxy statement or otherwise solicit proxies on the proposal; (6) the name, age and home and business addresses of the nominee; (7) the principal occupation or employment of the nominee; (8) the number of Perrigo ordinary shares that the nominee beneficially owns; (9) a statement that the nominee is willing to be nominated and serve as a director; (10) an undertaking to provide any other information required to determine the eligibility of the nominee to serve as an independent director or that could be material to shareholders’ understanding of his or her independence; and (11) any other information regarding you, any beneficial owner or the nominee that would be required under the SEC’s proxy rules and regulations had our Board of Directors nominated the individual. You should send your proposed nomination to our Company Secretary at Sharp Building, Hogan Place, Dublin 2, D02 TY74, Ireland.

11.	How do I use proxy access to nominate a director candidate for the next AGM?

Any stockholder or group of up to 20 stockholders meeting our continuous ownership requirement of 3% or more of our ordinary shares for at least 3 years who wishes to nominate a candidate or candidates for election in connection with our 2021 AGM and require us to include such nominees in our proxy statement and form of proxy must submit their nomination and request so it is received by us on or after October 28, 2020, but on or before November 27, 2020. The number of candidates that may be so nominated is limited to the greater of two or the largest whole number that does not exceed 20% of the Board. Loaned shares recallable on five U.S. business days’ notice count as owned for purposes of meeting the continuous ownership requirement, but each stockholder in the requesting group must have full voting and investment rights as well as economic interest in their shares at the time of nomination, record date and meeting date. Two or more investment funds that are under common management and investment control will count as one stockholder for purposes of determining the size of the group. All proxy access nominations must meet the requirements of the Company’s Memorandum and Articles of Association. You should send your nomination and request to our Company Secretary at Perrigo Company plc, Sharp Building, Hogan Place, Dublin 2, D02 TY74, Ireland.

12.	What are the Irish Statutory Financial Statements?

The Irish Statutory Financial Statements are the financial statements required to be prepared in accordance with the Irish Companies Act 2014 and cover the results of operations and financial position of the Company for the fiscal year ended December 31, 2019. Our Irish statutory financial statements, including the reports of the auditor and the directors thereon, will be considered at the AGM and we are mailing those accounts to shareholders of record. Since we are an Irish company, we are required to prepare Irish statutory financial statements under applicable Irish company law and deliver those accounts to shareholders of record in connection with our AGM. However, as shareholder approval of those financial statements is not required, it will not be sought at the AGM. We will mail without charge, upon written request, a copy of the Irish statutory financial statements to beneficial owners and shareholders of record of our shares. Requests should be sent to: Perrigo Company plc, Attention: Company Secretary, Sharp Building, Hogan Place, Dublin 2, D02 TY74, Ireland or by email at GeneralMeeting@perrigo.com.

13.	What does it mean if I receive more than one proxy card?

Your shares are likely registered differently or are in more than one account. You should complete and return each proxy card you receive to guarantee that all of your shares are voted.

14.	Who pays to prepare, mail and solicit the proxies?

Perrigo pays all of the costs of preparing and mailing the proxy statement and soliciting the proxies. We do not compensate our directors, officers and employees for mailing proxy materials or soliciting proxies in person, by telephone or otherwise.

15.	Can I access these proxy materials on the Internet?

Yes. The Proxy Statement and our Annual Report on Form 10-K and a link to the means to vote by Internet are available at http://www.viewproxy.com/perrigo/2020.

EXHIBIT A

The Company provides non-GAAP financial measures as additional information that it believes is useful to investors and analysts in evaluating the performance of the Company’s ongoing operating trends, facilitating comparability between periods and companies in similar industries and assessing the Company’s prospects for future performance. These non-GAAP financial measures exclude items, such as impairment charges, restructuring charges, and acquisition and integration-related charges, that by their nature affect comparability of operational performance or that we believe obscure underlying business operational trends. The non-GAAP measures the Company provides are consistent with how management analyzes and assesses the operating performance of the Company, and disclosing them provides investor insight into management’s view of the business. Management uses these adjusted financial measures for planning and forecasting in future periods, and evaluating segment and overall operating performance. In addition, management uses certain of the profit measures as factors in determining compensation.

TABLE I

PERRIGO COMPANY PLC RECONCILIATION OF NON-GAAP MEASURES

TWELVE MONTHS ENDED DECEMBER 31, 2019

(in millions)

(unaudited)

Operating Income
Consolidated
Reported	$204.8
As a % of reported net sales	4.2%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	$311.3
Acquisition and integration-related charges and contingent consideration adjustments	19.0
Restructuring charges and other termination benefits	26.3
(Gain) loss on divestitures	(5.1)
Ranitidine market withdrawal*	18.4
Operating results attributable to held-for-sale business**	(2.2)
Asset abandonment	7.1
Unusual litigation	27.2
Separation and reorganization expense	17.9
Impairment charges	184.5

Adjusted	$809.2
As a % of adjusted net sales	16.8%

*	Ranitidine market withdrawal includes reversal of recorded returns and inventory write-downs.
**	Held-for-sale business includes our now divested animal health business.

A-1

TABLE II

PERRIGO COMPANY PLC RECONCILIATION OF NON-GAAP MEASURES

ADJUSTED NET SALES GROWTH - SELECTED SEGMENTS

(in millions)

(unaudited)

	Twelve Months Ended
	December 31, 2019	December 31, 2018	Total Change	FX Change	Constant Currency Change
Net sales
Consolidated	$4,837.4	$4,731.7	2.2%	1.5%	3.7%
RX	$967.5	$920.8	5.1%	(0.1)%	5.0%

Consolidated	$4,837.4	$4,731.7
Plus: Ranitidine market withdrawal*	9.2	-
Less: animal health	(43.7)	(93.9)
Less: infant foods	(6.1)	(34.1)

Consolidated net sales as so adjusted	$4,796.8	$4,603.7	4.2%	1.9%	6.1%
Less: Ranir	(151.4)	-

Organic Consolidated net sales as so adjusted	$4,645.4	$4,603.7	0.9%	1.9%	2.8%

CSCA	$2,487.7	$2,411.6
Plus: Ranitidine market withdrawal*	7.4	-
Less: animal health	(43.7)	(93.9)
Less: infant foods	(6.1)	(34.1)

CSCA net sales as so adjusted	$2,445.3	$2,283.6	7.1%	-%	7.1%
Less: Ranir	(106.4)	-

Organic CSCA net sales as so adjusted	$2,338.9	$2,283.6	2.4%	-%	2.4%

CSCI	$1,382.2	$1,399.3
Plus: Ranitidine market withdrawal*	1.8	-

CSCI net sales as so adjusted	$1,384.0	$1,399.3	(1.1)%	6.2%	5.1%
Less: Ranir	(45.0)	-

Organic CSCI net sales as so adjusted	$1,339.0	$1,399.3	(4.3)%	6.2%	1.9%

*	Ranitidine market withdrawal includes reversal of recorded returns and inventory write-downs.

A-2

PROXY PERRIGO COMPANY PLC THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS ON MAY 6, 2020. The undersigned, revoking any proxy or voting instructions previously given, appoints Raymond P. Silcock and Todd W. Kingma, and each of them, as attorneys and proxies with full power of substitution and authorizes them to represent and vote as indicated on the reverse side of this card, with all powers which the undersigned would possess if personally present, all the ordinary shares of Perrigo Company plc beneficially held by the undersigned on March 9, 2020, at the Annual General Meeting of Shareholders to be held on May 6, 2020, or any adjournment thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” each director nominee named in Proposal 1, and “FOR” Proposals 2 through 5. IMPORTANT—THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Please sign and date this proxy card and return it promptly, together with an Ownership Certificate from the TASE Clearing House member through which your shares are registered, to Perrigo Company plc, P.O. Box 7100, Tel Aviv, Israel 6107002 so your shares may be represented at the Meeting. The proxy card and Ownership Certificate must be received no later than April 30, 2020, to be validly included in the tally of shares voted at the Meeting. The Proxy Materials are available for review at: http://www.viewproxy.com/perrigo/2020

1. Elect Directors to hold office until the 2021 Annual General Meeting of Shareholders: FOR AGAINST ABSTAIN 01 Bradley A. Alford 02 Rolf A. Classon 03 Adriana Karaboutis 04 Murray S. Kessler 05 Jeffrey B. Kindler 06 Erica L. Mann 07 Donal O’Connor 08 Geoffrey M. Parker 09 Theodore R. Samuels FOR AGAINST ABSTAIN 2. Ratify the appointment of Ernst & Young LLP as our independent auditor for the period ending December 31, 2020, and authorize the Board of Directors, acting through the Audit Committee, to fix the remuneration of the auditor: 3. Advisory vote on the Company’s executive compensation: 4. Renew the Board’s authority to issue shares under Irish law: 5. Renew the Board’s authority to opt-out of statutory pre-emption rights under Irish law: 6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This section must be completed for your vote to be counted. Please date and sign below. Dated:, 2020. Signature Name (printed) Title Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. PROXY VOTING INSTRUCTIONS Voting cut-off is April 30, 2020 at 11:59 PM Eastern Daylight Time.

PROXY PERRIGO COMPANY PLC THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS ON MAY 6, 2020. The undersigned, revoking any proxy or voting instructions previously given, appoints Raymond P. Silcock and Todd W. Kingma, and each of them, as attorneys and proxies with full power of substitution and authorizes them to represent and vote as indicated on the reverse side of this card, with all powers which the undersigned would possess if personally present, all the ordinary shares of Perrigo Company plc held of record by the undersigned on March 9, 2020, at the Annual General Meeting of Shareholders to be held on May 6, 2020, or any adjournment thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” each director nominee named in Proposal 1, and “FOR” Proposals 2 through 5. If you vote by Internet or telephone, please do not send your proxy by mail. IMPORTANT—THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE. PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to be held May 6, 2020. The Proxy Materials are available for review at: http://www.viewproxy.com/perrigo/2020

1. Elect Directors to hold office until the 2021 Annual General Meeting of Shareholders: FOR AGAINST ABSTAIN 01 Bradley A. Alford 02 Rolf A. Classon 03 Adriana Karaboutis 04 Murray S. Kessler 05 Jeffrey B. Kindler 06 Erica L. Mann 07 Donal O’Connor 08 Geoffrey M. Parker 09 Theodore R. Samuels 2. Ratify the appointment of Ernst & Young LLP as our independent auditor for the period ending December 31, 2020 and authorize the Board of Directors, acting through the Audit Committee, to fix the remuneration of the auditor: 3. Advisory vote on the Company’s executive compensation: 4. Renew the Board’s authority to issue shares under Irish law: 5. Renew the Board’s authority to opt-out of statutory pre-emption rights under Irish law: FOR AGAINST ABSTAIN CONTROL NUMBER 6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This section must be completed for your vote to be counted. Please date and sign below. Dated:, 2020. Signature Name (printed) Title Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by Internet or telephone. A proxy submitted by a shareholder of record by mail must be received by May 5, 2020 at 10:00 AM Irish Standard Time. For participants in the Company’s 401K Plan, Internet and telephone voting is available through April 30, 2020 at 11:59 PM Eastern Daylight Time. For all other holders, Internet and telephone voting is available through May 4, 2020 at 11:59 PM Eastern Daylight Time. INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/PRGO Have your proxy card available when you access the above -website. Follow the prompts to vote your shares. TELEPHONE MAIL Vote Your Proxy by Phone: Vote Your Proxy by Mail: Call 1 (866) 804-9616 Use any touch-tone telephone to Mark, sign, and date your proxy vote your proxy. Have your proxy card, then detach it, and return card available when you call. it in the postage-paid envelope Follow the voting instructions to provided. vote your shares.